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                                                                    EXHIBIT 2.1
                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           PARAGON TRADE BRANDS, INC.,

                            PTB ACQUISITION SUB, INC.

                               POPE & TALBOT, INC.

                                       AND

                            POPE & TALBOT, WIS., INC.

                             DATED DECEMBER 11, 1995


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                                    CONTENTS

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ARTICLE I.   PURCHASE OF ASSETS AND ASSUMPTION OF
         LIABILITIES..........................................................................................   1
         1.1 Purchase of Assets...............................................................................   1
                  1.1.1 Equipment.............................................................................   2
                  1.1.2 Equipment and Other Personal Property Leases..........................................   2
                  1.1.3 Inventory.............................................................................   2
                  1.1.4 Intellectual Property.................................................................   2
                  1.1.5 Licenses..............................................................................   3
                  1.1.6 Contract Rights and Other Intangible Assets...........................................   3
                  1.1.7 Real Property.........................................................................   3
                  1.1.8 Books and Records.....................................................................   4
                  1.1.9 Other Records, Manuals and Documents..................................................   4
                  1.1.10 Insurance Proceeds...................................................................   4
                  1.1.11 Amended Schedules....................................................................   4
         1.2 Excluded Assets..................................................................................   4
                  1.2.1 Tax Refunds...........................................................................   5
                  1.2.2 Cash and Equivalents..................................................................   5
                  1.2.3 Accounts Receivable...................................................................   5
                  1.2.4 Excluded Real Property................................................................   5
                  1.2.5 Excluded Contracts....................................................................   5
                  1.2.6 Other Excluded Assets.................................................................   5
                  1.2.7 Amended Schedules.....................................................................   5
         1.3 Assumption of Liabilities........................................................................   5
         1.4 Excluded Liabilities.............................................................................   6
                  1.4.1 Excluded Real Property................................................................   6
                  1.4.2 Taxes.................................................................................   6
                  1.4.3 Litigation............................................................................   7
                  1.4.4 Claims................................................................................   7
                  1.4.5 Warranties............................................................................   7
                  1.4.6 Environmental Liability...............................................................   7
                  1.4.7 Severance Costs.......................................................................   7
                  1.4.8 Employee Expenses.....................................................................   8
                  1.4.9 Coupons and Allowances................................................................   8
                  1.4.10 Claims and Adjustments...............................................................   8
                  1.4.11 Accrued Liabilities and Payables.....................................................   8
                  1.4.12 Other................................................................................   9
                  1.4.13 Amended Schedules....................................................................   9
         1.5 Transfer and Other Taxes.........................................................................   9

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
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         1.6 Purchase Price...................................................................................  9
                  1.6.1 Purchase Price at Closing.............................................................  9
                  1.6.2 Purchase Price Adjustment.............................................................  10
         1.7 Instruments of Sale and Transfer; Further Assurances.............................................  10
         1.8 Allocation of Purchase Price.....................................................................  11
         1.9 Assignment of Contracts and Rights...............................................................  11

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF
         PTI AND PTWI.........................................................................................  12
         2.1 Good Standing....................................................................................  12
         2.2 Due Execution and Enforceability.................................................................  12
         2.3 No Approvals or Notices Required; No Conflicts With
                  Instruments.................................................................................  13
         2.4 Absence of Certain Changes or Events.............................................................  13
         2.5 Taxes............................................................................................  14
         2.6 Property.........................................................................................  14
         2.7 Compliance With Environmental Laws...............................................................  17
         2.8 Contracts and Agreements.........................................................................  19
                  2.8.1 Material Seller Contracts.............................................................  19
                  2.8.2 Customers and Suppliers...............................................................  21
                  2.8.3 Orders, Commitments and Returns.......................................................  21
         2.9 Claims and Legal Proceedings.....................................................................  22
         2.10 Labor Matters...................................................................................  22
         2.11 Intellectual Property...........................................................................  23
         2.12 Inventory.......................................................................................  24
         2.13 Licenses, Permits, Authorizations, Etc..........................................................  25
         2.14 Applicable Laws.................................................................................  25
         2.15 Insurance.......................................................................................  25
         2.16 Employee Benefit Plans..........................................................................  25
         2.17 Brokerage.......................................................................................  26
         2.18 Absence of Questionable Payments................................................................  26
         2.19 PTB Common Stock................................................................................  26
         2.20 Financial Statements............................................................................  26
         2.21 Compliance With Securities Laws.................................................................  27
         2.22 Full Disclosure.................................................................................  27

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF
         PTB AND PURCHASER....................................................................................  27
         3.1 Organization, Good Standing, Power, Etc..........................................................  28
         3.2 Due Execution and Enforceability.................................................................  28
         3.3 No Approvals or Notices Required; No Conflicts With
                  Instruments.................................................................................  28

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         3.4 Capitalization...................................................................................  29
         3.5 SEC Documents....................................................................................  29
         3.6 Claims and Legal Proceedings.....................................................................  29
         3.7 Brokerage........................................................................................  30
         3.8 PTI Stock........................................................................................  30
         3.9 Financing........................................................................................  30
         3.10 Financial Statements; No Undisclosed Liabilities................................................  30

ARTICLE IV.  FURTHER AGREEMENTS...............................................................................  30
         4.1 Schedules........................................................................................  30
         4.2 Access...........................................................................................  32
         4.3 Advice of Claims.................................................................................  33
         4.4 Conduct Prior to the Closing Date................................................................  33
         4.5 Management Services Agreement....................................................................  34
         4.6 Insurance; Loss of or Damage to Assets...........................................................  34
         4.7 Cooperation Prior to the Closing Date............................................................  35
         4.8 Confidentiality..................................................................................  36
         4.9 Post-Closing Severance Obligations...............................................................  36
         4.10 Pro-Ration; Reimbursements......................................................................  37
         4.11 Other Cooperation After the Closing Date........................................................  38
         4.12 No Shop.........................................................................................  38
         4.13 Title Insurance Commitments.....................................................................  39
         4.14 A.L.T.A. Surveys................................................................................  39
         4.15 Financial Statements............................................................................  39
         4.16 Inventory.......................................................................................  40
         4.17 Repurchases of PTB Common Stock.................................................................  40
         4.18 Certain Acquisitions............................................................................  40
         4.19 PTB Guarantee...................................................................................  40
         4.20 No Solicitation of Employees....................................................................  40
         4.21 Employee Benefits Matters.......................................................................  41
         4.22 Shenandoah Sublease.............................................................................  42
         4.23 Demand Registration Provisions..................................................................  43
         4.24 Termination of Certain Agreements...............................................................  43
         4.25 Environmental Matters...........................................................................  43

ARTICLE V.  THE CLOSING; CLOSING CONDITIONS...................................................................  44
         5.1 Closing..........................................................................................  44
         5.2 Conditions to Obligations of Each Party..........................................................  44
                  5.2.1 Hart-Scott-Rodino.....................................................................  44
                  5.2.2 No Injunctions........................................................................  44
         5.3 Conditions to Obligations of Purchaser and PTB...................................................  44
                  5.3.1 Accuracy of Representations and Warranties............................................  45


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                  5.3.2 Performance of Agreements.............................................................   45
                  5.3.3 Officers' Certificates................................................................   45
                  5.3.4 Opinion of Counsel for Seller.........................................................   45
                  5.3.5 No Governmental Proceeding or Litigation..............................................   46
                  5.3.6 Delivery of Documents.................................................................   46
                  5.3.7 Material Adverse Change...............................................................   47
                  5.3.8 Title to Oneonta Real Property........................................................   48
                  5.3.9 Title to Porterville Real Property....................................................   48
         5.4 Conditions to Obligations of Seller..............................................................   48
                  5.4.1 Accuracy of Representations and Warranties............................................   48
                  5.4.2 Performance of Agreements.............................................................   48
                  5.4.3 Officers' Certificates................................................................   49
                  5.4.4 Opinion of Counsel for Purchaser and PTB..............................................   49
                  5.4.5 Delivery of Purchase Price and Documents..............................................   49

ARTICLE VI.  NONCOMPETITION...................................................................................   50
         6.1 Noncompetition...................................................................................   50
         6.2 Reasonableness of Restrictions; Severability.....................................................   50

ARTICLE VII.  INDEMNIFICATION AND SURVIVAL....................................................................   51
         7.1 Generally........................................................................................   51
         7.2 Notice...........................................................................................   51
         7.3 Procedure........................................................................................   52
         7.4 Survival.........................................................................................   53
         7.5 Basket...........................................................................................   53
         7.6 Specific Performance.............................................................................   53
         7.7 Exclusive Remedies...............................................................................   54

ARTICLE VIII.  TERMINATION....................................................................................   54
         8.1 Termination by Mutual Consent....................................................................   54
         8.2 Termination by PTB...............................................................................   54
         8.3 Termination by PTI...............................................................................   54
         8.4 Termination by Either PTB or PTI.................................................................   55
         8.5 Certain Payments.................................................................................   55
         8.6 Effect of Termination and Abandonment............................................................   55

ARTICLE IX.  DEFINITIONS......................................................................................   56
         9.1 Defined Terms....................................................................................   56
         9.2 Other Definitional Matters.......................................................................   62

ARTICLE X.  GENERAL...........................................................................................   63
         10.1 Expenses........................................................................................   63
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         10.2 Amendment.......................................................................................    63
         10.3 Bulk Sales......................................................................................    63
         10.4 Waivers.........................................................................................    63
         10.5 Counterparts....................................................................................    64
         10.6 Headings........................................................................................    64
         10.7 Applicable Law..................................................................................    64
         10.8 Parties in Interest.............................................................................    64
         10.9 Notices.........................................................................................    65
         10.10 Entire Understanding...........................................................................    66

EXHIBITS

Exhibit 1.7(a)-1 - Form of Bill of Sale

Exhibit 1.7(a)-2 - Form of Assignment and Assumption Agreement

Exhibit 1.7(a)-3 - Form of Lease Assignment and Assumption

Exhibit 4.5 - Management Services Agreement Term Sheet

Exhibit 9.1-1 - October 31 Balance Sheet

Exhibit 9.1-2 - Form of Stockholder Agreement

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of December 11, 1995 by and among PARAGON TRADE BRANDS, INC., a Delaware corporation ("PTB"), PTB ACQUISITION SUB, INC., a Delaware corporation ("Purchaser"), POPE & TALBOT, INC., a Delaware corporation ("PTI"), and POPE & TALBOT, WIS., INC., a Delaware corporation ("PTWI" and, collectively with PTI, "Seller").

                                    RECITALS

         A. Seller desires and intends to sell substantially all the operating assets and other rights relating to its disposable diaper and adult incontinence operations (the "Disposable Diaper Business"), an operating division of Seller, at the price and on the terms and conditions herein set forth.

         B. Purchaser desires and intends to purchase substantially all the operating assets and other rights relating to the Disposable Diaper Business and to assume certain of the operating liabilities of the Disposable Diaper Business at the price and on the terms and conditions herein set forth.

         C. Capitalized terms used in this Agreement shall have the respective meanings set forth in Article IX.

                                    AGREEMENT

         In consideration of the terms hereof, the parties hereto agree as follows:

                 ARTICLE I. PURCHASE OF ASSETS AND ASSUMPTION OF
                                   LIABILITIES

1.1      PURCHASE OF ASSETS

         Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller, all tangible and intangible assets of Seller employed primarily or exclusively in Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date, except for the Excluded Assets (collectively, the "Assets"), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or


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specifically referred to in Seller's books or financial statements. The Assets shall include, without limitation, the following:

         1.1.1 EQUIPMENT

         All machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, tooling, leasehold improvements and other tangible personal property owned by Seller and employed primarily or exclusively in Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date, including, without limitation, the personal property described in Schedule 1.1.1 to the Disclosure Memorandum, such personal property and fixtures as are located on the Excluded Real Property, and all rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures.

         1.1.2 EQUIPMENT AND OTHER PERSONAL PROPERTY LEASES

         All of Seller's right, title and interest in, to and under the leases and rental agreements in respect of equipment or other tangible personal property employed primarily or exclusively in Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date, including, without limitation, those leases and agreements described in Schedule
1.1.2 to the Disclosure Memorandum.

         1.1.3 INVENTORY

         All inventory, wherever located (including inventory located on the Excluded Real Property), including raw materials, work-in-process, packaging, finished goods, spare parts and shop and production supplies, produced by or employed primarily or exclusively in Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date ("Inventory"), including, without limitation, the types of Inventory described in Schedule
1.1.3 to the Disclosure Memorandum (which Schedule sets forth raw materials, finished goods, packaging and other Inventory as of October 31, 1995 by net book value and location) and all rights of Seller to the warranties received from suppliers and distributors and any related claims, credits, rights of recovery and setoffs with respect to such Inventory.

         1.1.4 INTELLECTUAL PROPERTY

         All information (whether or not protectible by patent, copyright or trade secret rights) and intellectual property rights possessed or owned by Seller and employed primarily or exclusively in Seller's operation of the Disposable Diaper Business as of

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the close of business on the Closing Date, and all right, title and interest of
Seller in, to and under licenses, sublicenses or like agreements providing Seller any right or concession to use any information or intellectual property, and, in each case, employed primarily or exclusively in Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date, including all trade names, trademarks (including common-law trademarks), service marks, art work, packaging (subject to Section 4.11(b)), plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress and all documentary evidence of any of the foregoing, including, without limitation, the trademarks, patents, patent applications, other assets and related agreements described in Schedule 1.1.4 to the Disclosure Memorandum (collectively, the "Intellectual Property").

         1.1.5 LICENSES

         All governmental licenses, permits, franchises, authorizations, certificates of inspection and approvals (including any of the foregoing issued or granted by any federal, state or local government) relating primarily or exclusively to Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date, to the extent actually assignable or transferable, including, without limitation, the licenses described in Schedule
1.1.5 to the Disclosure Memorandum.

         1.1.6 CONTRACT RIGHTS AND OTHER INTANGIBLE ASSETS

         All of Seller's right, title and interest in, to and under all contracts and agreements, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating primarily or exclusively to Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date, and all goodwill associated with the Disposable Diaper Business, including, without limitation, Seller's right, title and interest in, to and under the contracts, agreements and other assets described in Schedule 1.1.6 to the Disclosure Memorandum.

         1.1.7 REAL PROPERTY

         All real property, and rights thereto, owned by Seller and used in the operation of the Disposable Diaper Business as of the close of business on the Closing Date as described in Schedule 1.1.7-1 to the Disclosure Memorandum (the "Purchased Real

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Property") and all real property, and rights thereto, leased by Seller and used in the operation of the Disposable Diaper Business as of the close of business on the Closing Date as described in Schedule 1.1.7-2 to the Disclosure Memorandum (the "Leased Real Property").

         1.1.8 BOOKS AND RECORDS

         All of Seller's books and records (including all discs, tapes and other media-storage data and information) relating primarily or exclusively to Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date or located on the Real Property, including, without limitation, the books and records described in Schedule 1.1.8 to the Disclosure Memorandum.

         1.1.9 OTHER RECORDS, MANUALS AND DOCUMENTS

         All of Seller's mailing lists, customer lists, vendor data, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures relating primarily or exclusively to Seller's operation of the Disposable Diaper Business as of the close of business on the Closing Date and, with respect to the Transferred Real Property, all soil test reports, building inspection reports, building plans, blueprints, renderings and surveys.

         1.1.10 INSURANCE PROCEEDS

         All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller reflected on the Schedules referred to in this Section 1.1, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Assets but for such damage, destruction or loss.

         1.1.11 AMENDED SCHEDULES

         All Schedules referred to in this Section 1.1 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

1.2      EXCLUDED ASSETS

         Except as otherwise provided in Section 1.1.10, Seller shall not transfer to Purchaser and Purchaser shall not acquire from Seller the following assets (the

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"Excluded Assets"), which are specifically excluded from the Assets and which shall remain the property of Seller:

         1.2.1 TAX REFUNDS

         Seller's rights to refunds of Taxes paid with respect to the Disposable Diaper Business for the periods on or prior to the Closing Date.

         1.2.2 CASH AND EQUIVALENTS

         Seller's cash, bank deposits or similar cash and cash equivalent items existing as of the close of business on the Closing Date.

         1.2.3 ACCOUNTS RECEIVABLE

         Seller's accounts receivable existing as of the close of business on the Closing Date.

         1.2.4 EXCLUDED REAL PROPERTY

         All of Seller's real property, and all rights and liabilities relating thereto, described in Schedule 1.2.4 to the Disclosure Memorandum (the "Excluded Real Property").

         1.2.5 EXCLUDED CONTRACTS

         All of Seller's right, title and interest in, to and under all contracts and agreements described in Schedule 1.2.5 to the Disclosure Memorandum.

         1.2.6 OTHER EXCLUDED ASSETS

         All other assets of Seller described in Schedule 1.2.6 to the Disclosure Memorandum.

         1.2.7 AMENDED SCHEDULES

         All Schedules referred to in this Section 1.2 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

1.3      ASSUMPTION OF LIABILITIES

         Subject to the terms and conditions of this Agreement, Purchaser shall assume and agree to pay, perform and fully discharge all liabilities and obligations of Seller in

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respect of (a) the agreements and instruments listed in Schedule 1.1.6 to the
Disclosure Memorandum, as such Schedule may be amended by Purchaser prior to the Closing pursuant to Section 4.1(b), in each case to the extent that such liabilities and obligations arise from or relate to Purchaser's ownership and operation of the Disposable Diaper Business after the Closing and to the extent that such agreements and instruments are effectively assigned to Purchaser pursuant to this Article I and subject to Section 1.9, and (b) sales allowances, promotional spending, volume incentives and other customer incentive programs (collectively, "Allowances") to the extent that (i) any of such liabilities and obligations are realized with respect to sales of disposable diapers and adult incontinence products made after the Closing Date and (ii) such Allowances were issued or initiated by Seller on or prior to the Closing Date in the ordinary course of business consistent with past practice and (c) liabilities and obligations with respect to coupons issued by Seller on or prior to the Closing Date in the ordinary course of business and consistent with past practice and redeemed after the Closing Date to the extent such liabilities and obligations exceed $200,000 in the aggregate (the "Assumed Liabilities"). Purchaser acknowledges and agrees that, except as otherwise provided in this Agreement, Purchaser shall be responsible for all liabilities and obligations of the Disposable Diaper Business to the extent that such liabilities and obligations are not Excluded Liabilities and arise from or relate to Purchaser's ownership or operation of the Disposable Diaper Business after the Closing.

1.4      EXCLUDED LIABILITIES

         Purchaser shall not assume any liabilities other than the Assumed Liabilities, nor shall it assume any of the following obligations or liabilities, which shall remain obligations and liabilities of Seller (all obligations or liabilities not assumed by Purchaser herein are called the "Excluded Liabilities"):

         1.4.1 EXCLUDED REAL PROPERTY

         Any payables, claims, liabilities, fines, rents and contractual and other obligations, contingent or otherwise, in any way relating to the Excluded Real Property.

         1.4.2 TAXES

         Except as otherwise provided in this Agreement, any liabilities for Taxes either accruing or relating to the periods on or prior to the Closing Date.

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         1.4.3 LITIGATION

         Any claim, judgment, penalty, settlement agreement or other obligation to pay in respect of any action, suit or proceeding that is pending or threatened on or prior to the Closing Date, including, but not limited to, those listed in Schedule 2.9 to the Disclosure Memorandum.

         1.4.4 CLAIMS

         All claims, liabilities or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, whether based on any act or omission of Seller, in connection with the operation of the Disposable Diaper Business, including, without limitation, claims based on automobile accidents, workers' compensation, product liability, negligence, strict liability, failure to warn or defective design.

         1.4.5 WARRANTIES

         Seller's liabilities and obligations pursuant to warranties (express or implied) to customers for products manufactured on or prior to the Closing Date.

         1.4.6 ENVIRONMENTAL LIABILITY

         All claims and liabilities arising out of or relating to (a) the treatment, storage or disposal on or prior to the Closing Date of Hazardous Materials by Seller or any other person (including, without limitation, any previous owner, lessor or sublessor) on or at the Real Property or any other real property previously owned, leased, subleased or used by Seller in the operation of the Disposable Diaper Business, (b) Releases of Hazardous Materials on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by Seller in the operation of the Disposable Diaper Business at any time such assets or properties were owned, leased, subleased or used by Seller in the operation of the Disposable Diaper Business, (c) generation or transportation of Hazardous Materials by Seller in the operation of the Disposable Diaper Business, and (d) Releases of Hazardous Materials by any person (including, without limitation, any previous owner, lessee or sublessee) on or from the Real Property prior to Seller's ownership or use thereof.

         1.4.7 SEVERANCE COSTS

         All severance obligations and other costs of terminating employees wherever located resulting from any termination or cessation of employment occurring on or prior to the Closing Date, from whatever source such obligations and costs arise,

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



including, without limitation, contractual obligations, notices to employees, employment manuals, course of dealings, past practices, obligations relating to
Section 2806 or 4999 of the Code, or otherwise, except as provided in Section
4.9.

         1.4.8 EMPLOYEE EXPENSES

         All liabilities and obligations with respect to either the continuation or the termination by Seller of any Employee Benefit Plan for the benefit of the Disposable Diaper Business's employees, except as otherwise provided by law, and all liabilities with respect to accrued payroll, bonuses, hourly and salary vacation pay, workers compensation liability, year-end profit sharing, New York State disability tax, hourly and salary profit sharing, fringe benefits and other employee benefits with respect to or that relate to periods of employment on or prior to the Closing Date.

         1.4.9 COUPONS AND ALLOWANCES

         All liabilities and obligations relating to or in respect of Allowances to the extent that any of such liabilities and obligations are realized with respect to sales of disposable diapers and adult incontinence products made on or prior to the Closing Date, and all liabilities and obligations with respect to coupons which (a) are redeemed on or prior to the Closing Date or (b) were issued by Seller on or prior to the Closing Date in the ordinary course of business and consistent with past practice and are redeemed after the Closing Date to the extent such liabilities and obligations are less than or equal to $200,000 in the aggregate.

         1.4.10 CLAIMS AND ADJUSTMENTS

         All liabilities and obligations relating to or in respect of (a) return of merchandise sold by the Disposable Diaper Business on or prior to the Closing Date or (b) offset payments with respect to sales after the Closing Date against claims on merchandise sold on or prior to the Closing Date, in each case by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or with respect to merchandise in the hands of customers under an understanding that such merchandise would be returnable.

         1.4.11 ACCRUED LIABILITIES AND PAYABLES

         All liabilities accrued on or before the Closing Date, including without limitation property taxes, sales and use taxes, utilities, freight expense, inventory gain/loss and all other accrued liabilities, and any trade payable or account payable (whether or not the same has become due and payable), accrued expense, loan, note,

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



advance, credit, intercompany borrowing, liability or account allocation or other form of indebtedness of any kind or nature incurred by the Disposable Diaper Business on or prior to the Closing Date.

         1.4.12 OTHER

         All liabilities and obligations in respect of any Excluded Asset.

         1.4.13 AMENDED SCHEDULES

         All Schedules referred to in this Section 1.4 shall be deemed to include any amendments thereto pursuant to Section 4.1(b).

1.5      TRANSFER AND OTHER TAXES

         PTI and PTB shall share equally in the payment of all sales tax, use tax, transfer tax, gains tax, New York real property transfer gains tax, documentary stamp tax or other similar Tax arising out of the transfer of the Assets. Seller shall prepare and timely file all tax returns, information returns and reports ("Returns") for sales tax, transfer tax, gains tax, New York real property transfer gains tax, documentary stamp tax or other similar Tax required of Seller, which Returns shall be consistent with the allocation agreed upon pursuant to Section 1.8. Seller shall provide Purchaser with copies of any such Returns at least 10 days prior to their filing. With respect to the New York real property transfer gains tax, so as to obtain the necessary clearance from the New York State Department of Taxation and Finance prior to the Closing, Purchaser shall sign and return to Seller the required transfer form, which will be prepared by Seller and sent to Purchaser for signature.

1.6      PURCHASE PRICE

         1.6.1 PURCHASE PRICE AT CLOSING

         On the Closing Date, and subject to the terms and conditions of this Agreement, in full consideration for the Assets and in addition to Purchaser's assumption of the Assumed Liabilities, Purchaser shall deliver to Seller (a) in same-day funds, fifty million five hundred thousand dollars ($50,500,000) (the "Cash Purchase Price") and (b) a number of whole shares (the "Estimated Stock Consideration") of common stock of PTB, par value $.01 per share (including the associated preferred share purchase rights, the "PTB Common Stock"), rounded to the nearest whole share, equal to fourteen million five hundred thousand dollars ($14,500,000) divided by the average closing price of PTB Common Stock on the New York Stock Exchange for the 10 Trading Days preceding the last Trading Day immediately prior to the Closing Date (the "Closing Average"). Any difference between the Estimated Stock Consideration and the Actual Stock Consideration shall be settled in accordance with Section 1.6.2.

         1.6.2 PURCHASE PRICE ADJUSTMENT

         As soon as practicable after the Closing Date, but in no event later than 30 days thereafter, Seller and Purchaser shall agree on the net book value of the Inventory on the Closing Date, on the amount of any Inventory Shortfall and on the Actual Stock Consideration. If the number of shares of PTB Common Stock constituting the Estimated Stock Consideration exceeds the number of shares of PTB Common Stock constituting the Actual Stock Consideration (such excess number of shares being referred to herein as the "Excess Shares"), Seller shall promptly return to PTB a stock certificate or certificates representing the Excess Shares, together with such stock powers and other documentation as PTB shall reasonably require in connection therewith, for cancellation.

1.7      INSTRUMENTS OF SALE AND TRANSFER; FURTHER ASSURANCES

         (a) On or prior to the Closing Date, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Purchaser and Seller, be effective to vest in Purchaser on the Closing Date all of Seller's right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Purchaser, including, without limitation, a Bill of Sale substantially in the form of Exhibit 1.7(a)-1 (the "Bill of Sale") and an Assignment and Assumption Agreement substantially in the form of Exhibit 1.7(a)-2 (the "Assignment and Assumption Agreement"). Title to the Purchased Real Property shall be conveyed by bargain and sale deed with covenants against grantor's acts in New York and grant deed in California, subject to no exceptions other than Permitted Exceptions. Title to the Leased Real Property shall be transferred by Assignment and Assumption of Lease substantially in the form of Exhibit 1.7(a)-3 (the "Lease Assignment and Assumption"). Seller shall take all reasonable additional steps as may be necessary to put Purchaser in possession and operating control of the Assets at the Closing, and Purchaser shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

         (b) From time to time following the Closing, Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, to the other such additional instruments of conveyance and transfer and evidences of assumption as such party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

1.8      ALLOCATION OF PURCHASE PRICE

         PTB and PTI shall timely and properly file Internal Revenue Service Form 8594 based on the allocation of the total purchase price to be mutually agreed upon prior to the Closing (provided that the parties hereto shall agree no later than 45 days prior to the Closing on the amount of the total purchase price to be allocated to the Purchased Real Property located in Oneonta, New
York). Seller and Purchaser shall further agree upon the allocation of the purchase price for each parcel of Transferred Real Property prior to the Closing.

1.9      ASSIGNMENT OF CONTRACTS AND RIGHTS

         (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license, real property lease, personal property lease, commitment, sales order or purchase order or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect Purchaser's rights thereunder (the "Nonassignable Assets"). Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Purchaser thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller shall cooperate with each other in any arrangement designed to provide Purchaser the benefits of any such claim, contract, license, real property lease, personal property lease, commitment, sales order or purchase order; provided, however, that such arrangements will be for the benefit and protection of Seller, to the extent provided in Section 1.3, in respect of liabilities or obligations thereunder arising after the Closing Date. Any transfer or assignment to Purchaser by Seller of any contract or agreement that shall require the consent or approval of any third party shall, without reducing or adversely affecting Seller's obligations to transfer or assign such contract or agreement set forth in this Article I or Seller's representations and warranties set forth in
Article II, be made subject to such consent or approval being obtained.

         (b) To the extent permitted by applicable law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in Seller's name and all benefits and obligations existing thereunder shall be for Purchaser's account. Seller shall take or cause to be taken such action in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Nonassignable Assets. As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Purchaser's expense, to perform all the obligations and receive all of Seller's benefits under the Nonassignable Assets, and appoints Purchaser its attorney-in-fact to act in its name and on its behalf with respect thereto.

                  ARTICLE II. REPRESENTATIONS AND WARRANTIES OF
                                  PTI AND PTWI

         To induce PTB and Purchaser to enter into and perform this Agreement, PTI and PTWI, jointly and severally, represent and warrant to PTB and Purchaser (which representations and warranties shall survive the Closing as provided in Article VII) as follows:

2.1      GOOD STANDING

         PTI and PTWI are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation. PTI and PTWI each have full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party.

2.2      DUE EXECUTION AND ENFORCEABILITY

         This Agreement has been duly executed and delivered by PTI and PTWI and is a legal, valid and binding obligation of PTI and PTWI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Each Ancillary Document to which PTI or PTWI is a party, when executed and delivered by PTI or PTWI, as the case may be, will be a legal, valid and binding obligation of PTI or PTWI, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

2.3      NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

         The execution, delivery and performance of this Agreement and the Ancillary Documents by each of PTI and PTWI, to the extent each shall be a party, and the consummation of the transactions contemplated hereby and thereby will not, to the extent that the occurrence of any matter referred to in clause
(a), (c) or (d), or the nonreceipt of any consent, approval or authorization referred to in clause (b), could (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to PTI or PTWI, (b) require any consent, approval or authorization of any person or Governmental Body, except as described in Section 5.2.1 and Schedule 2.3 to the Disclosure Memorandum, (c) result in a default under, an acceleration or termination of, or the creation in any person of the right to accelerate, terminate, modify or cancel, or in any other way affect the rights of PTB or Purchaser (as assignee or transferee of Seller) under, any agreement, lease, note or other restriction, Encumbrance, obligation or liability that relates to the Disposable Diaper Business and to which either PTI or PTWI is a party or by which either is bound or to which the Assets are subject, except as described in
Schedule 2.3 to the Disclosure Memorandum or (d) result in the creation of any Encumbrance upon the Assets.

2.4      ABSENCE OF CERTAIN CHANGES OR EVENTS

         From the Balance Sheet Date through the Closing Date, Seller has not and will not have, with respect to the Disposable Diaper Business:

         (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment (other than this Agreement and matters relating hereto) not in the ordinary course of business;

         (b) encumbered or disposed of any assets or made any capital expenditures, except in the ordinary course of business;

         (c) changed the compensation and terms of employment provided to the Disposable Diaper Business's officers and principal employees, other than normal year-end compensation adjustments in the ordinary course of business and consistent with past practice, and except for changes made with Purchaser's prior knowledge and prior written consent; or

         (d) entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events or experienced any change in financial condition, business, prospects, results of operations or otherwise that, in the aggregate, has (i) interfered with the normal and usual operations of the business or business prospects of the Disposable Diaper Business or (ii) resulted in a Material Adverse Effect on the Disposable Diaper Business.

2.5      TAXES

         Except as described in Schedule 2.5 to the Disclosure Memorandum, Seller has (a) duly and timely filed, including valid extensions, with the appropriate Governmental Body all Returns for all Taxes required to have been filed with respect to the Disposable Diaper Business, all such Returns being true, correct and complete, (b) made available to Purchaser complete and correct copies of all such Returns, and (c) except as otherwise provided in Section 1.5, paid in full or provided for all Taxes that are due or claimed to be due by any Governmental Body that, if not paid, would cause the Assets to be subject to an Encumbrance in the hands of Purchaser or for which Purchaser would be liable either as a "transferee" within the meaning of Section 6901 of the Code or any similar provision of state, local or foreign law or as a result of any bulk sale, fraudulent conveyance or similar law. Except as described in Schedule 2.5 to the Disclosure Memorandum and except as could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser, (i) Seller has made the reserves and provisions for Taxes with respect to the Disposable Diaper Business that are adequate for the payment of Taxes not yet due and payable, (ii) no unresolved claim for assessment or collection of Taxes with respect to the Disposable Diaper Business has been asserted or threatened against Seller, and (iii) no audit or investigation by any Governmental Body is under way with respect to such Taxes. No claim has been made by any authority in any jurisdiction where Seller does not file Returns that Seller is or may be subject to taxation by that jurisdiction as a result of Seller's ownership, operation or relationship with the Disposable Diaper Business.

2.6      PROPERTY

         (a) Schedules 1.1.7-1, 1.1.7-2 and 1.2.4 to the Disclosure Memorandum collectively contain a complete and accurate list of all real property (the "Real Property"), and Schedules 1.1.1-1.1.6 and 1.1.8 to the Disclosure Memorandum contain a complete and accurate list of all items of personal property exceeding $10,000 in value (the "Personal Property"), owned, leased or otherwise used by Seller in the operation of the Disposable Diaper Business as of the date of such Schedules. Seller has delivered to Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies and licenses that affect any portion of the Transferred Real Property or the Shenandoah Real Property. The Assets and the Excluded Assets together include all property used in the conduct of the Disposable Diaper Business as presently conducted.

         (b) Seller has good and marketable title to all Transferred Real Property (other than the Leased Real Property) in fee simple, and, as of the Closing Date, free and clear of all Encumbrances, except those specifically identified in Schedule 2.6(b) to the Disclosure Memorandum. The Encumbrances described in Schedule 2.6(b) to the Disclosure Memorandum do not materially impair the operation of the Disposable Diaper Business or the market value or use of the Transferred Real Property.

         (c) There are no zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently, or, to Seller's knowledge after due inquiry with applicable authorities, may prospectively, prevent or hinder, to a material extent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Transferred Real Property or the Shenandoah Real Property for the conduct thereon of the Disposable Diaper Business as presently conducted. Seller is not in default under any material covenant, condition, restriction, easement, right-of-way or governmental approval relating to the Transferred Real Property or the Shenandoah Real Property. Seller has received all necessary approvals with regard to occupancy and maintenance of the Transferred Real Property and the Shenandoah Real Property. The Transferred Real Property and the Shenandoah Real Property are in compliance in all material respects with all state and local subdivision laws and ordinances.

         (d) Seller is not the lessor or sublessor under any leases, subleases, service contracts, tenancies or licenses with respect to any portion of the Shenandoah Real Property or the Transferred Real Property.

         (e) The Shenandoah Lease, each lease of any portion of the Leased Real Property, and each lease, license, rental agreement, contract of sale or other agreement to which Personal Property is subject, is valid and in good standing, Seller has performed all material obligations imposed on it thereunder, and neither Seller nor, to Seller's knowledge, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Seller or, to Seller's knowledge, any other party thereto. Seller has not received notice, and Seller is not otherwise aware, that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Transferred Real Property, Shenandoah Real Property or Personal Property is subject to any lease, license, contract of sale or other agreement that could reasonably be expected to have a Material Adverse Effect on the Disposable Diaper Business.

         Seller's leasehold interest in the Shenandoah Real Property is held pursuant to that certain lease agreement dated July 31, 1989, between Shenandoah Development Group, Ltd. and PTWI as amended by First Amendment to Lease Agreement between such parties dated August 30, 1989, by Second Amendment to Lease Agreement dated February 28, 1990, and assigned by Shenandoah Development Group, Ltd. Shen-Del Investment, Inc. ("Landlord") by instrument dated March 13 1990 (the "Shenandoah Lease"). The Shenandoah Lease commenced on March 1, 1990 and the initial term thereof will expire on March 31, 2005. Seller has one option to extend the term of the Shenandoah Lease for one additional period of five years. The current rental payable under the Shenandoah Lease is as set forth on Exhibit A-1 to the Second Amendment to the Lease Agreement dated February 28, 1990. The legal description for the Shenandoah Real Property which is set forth in Schedule 1.2.4 to the Disclosure Memorandum is true, accurate and complete, and all of the buildings and other improvements owned or leased by Seller pursuant to the Shenandoah Lease are located on the property described in such legal description. No consents are required from any parties to enter into the Shenandoah Sublease and to sublease the Shenandoah Real Property to Purchaser as contemplated thereby, except for the consent of (i) the Landlord and (ii) the current lender of the Shenandoah Real Property, Monumental Life Insurance Company.

         (f) Except for (i) assessments for Taxes not yet due and payable and
(ii) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that are in the aggregate less than $10,000, are not yet due and payable, and were incurred in the ordinary course of business, the Personal Property is free and clear of all Encumbrances, and Seller has good and marketable title thereto.

         (g) There are no material physical, structural, design or mechanical defects in the Transferred Real Property or the Shenandoah Real Property, including, without limitation, the plumbing, heating, air conditioning and electrical systems, and all such items are in good operating condition and repair, normal wear and tear excepted, and in compliance in all material respects with all applicable governmental laws and regulations.

         (h) All water, sewer, gas, electric, telephone and drainage facilities are connected pursuant to valid permits and are adequate to service the Transferred Real Property and the Shenandoah Real Property for use in the Disposable Diaper Business as presently conducted.

         (i) All licenses, permits, easements and right-of-ways necessary to ensure vehicle and pedestrian ingress to and egress from the Transferred Real Property and the Shenandoah Real Property exist.

         (j) On the October 31 Balance Sheet all Assets have been valued, and on the Division Balance Sheet all Assets will be valued, in accordance with generally accepted accounting principles consistently applied.

         (k) No condemnation or other eminent domain proceedings have been instituted or, to Seller's knowledge, threatened against any of the Shenandoah Real Property or the Transferred Real Property, nor has Seller received any notice of any pending improvements by any Governmental Body, or any special assessments, or increases in the assessed value of any parcel of Transferred Real Property or the Shenandoah Real Property.

         (l) Seller has granted no rights of first refusal or options to purchase any of the Transferred Real Property or the Shenandoah Real Property.

2.7      COMPLIANCE WITH ENVIRONMENTAL LAWS

         Except as reasonably could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser:

         (a) Seller has, to the extent required by applicable Environmental Laws, obtained and is in compliance in all material respects with all permits, licenses, approvals or other authorizations necessary for (i) its conduct of the Disposable Diaper Business, whether at the Transferred Real Property or at other locations, and (ii) its use of the Real Property, and has caused all required registrations, reports and notifications to be made to all Governmental Bodies with respect to its conduct of the Disposable Diaper Business.

         (b) As of the date of this Agreement and at all prior times, Seller's conduct of the Disposable Diaper Business is and has been in compliance in all material respects with Environmental Laws. The Real Property, any other real property previously owned by Seller and then used in the Disposable Diaper Business and, during Seller's occupation thereof, any real property previously leased by Seller and then used in the Disposable Diaper Business (collectively, the "Disposable Diaper Properties") are and at all times have been in compliance in all material respects with Environmental Laws.

         (c) Without regard to the introductory clause of this Section 2.7, Seller has disclosed to Purchaser in writing all material information in Seller's possession or readily available to it regarding environmental matters or conditions concerning the Disposable Diaper Business and the Disposable Diaper Properties and the compliance or noncompliance of the Disposable Diaper Properties, or of the conduct of the Disposable Diaper Business, with any Environmental Laws.

         (d) Without regard to the introductory clause of this Section 2.7, Seller has not received any notice of (i) any alleged violation of any Environmental Laws with respect to the Disposable Diaper Business, including, without limitation, any violation with respect to the Disposable Diaper Properties or Seller's conduct of the Disposable Diaper Business or (ii) its potential responsibility for the Release of Hazardous Materials at any site.

         (e) Without regard to the introductory clause of this Section 2.7, no claim, demand, action or proceeding has been commenced or asserted or, to Seller's knowledge, threatened and, to Seller's knowledge, no investigation has been commenced, asserted or threatened alleging (i) any failure by Seller to comply with any Environmental Laws with respect to the Disposable Diaper Business, including, without limitation, any noncompliance with respect to the Disposable Diaper Properties or Seller's conduct of the Disposable Diaper Business, or (ii) Seller's potential responsibility with respect to the Disposable Diaper Business for the Release of Hazardous Materials at any site.

         (f) No Release of Hazardous Materials has occurred from, upon, below, into or on the Disposable Diaper Properties. To Seller's knowledge, no Release of Hazardous Materials has occurred on any adjacent property that has migrated to, through or under the Disposable Diaper Properties.

         (g) The Disposable Diaper Properties have not been used to generate, manufacture, refine, transport, treat, store, use, handle, recycle, release or dispose of any Hazardous Materials, except in accordance with applicable Environmental Laws.

         (h) The Disposable Diaper Business has not generated, transported, treated, stored, disposed of, or arranged for the disposal of any Hazardous Materials that has resulted in or contributed to a violation of any Environmental Laws or a Release of Hazardous Materials at any site, whether or not such violation or Release may occur, become manifest or be discovered prior to or subsequent to the Closing Date.

         (i) None of the Disposable Diaper Properties is or has been listed on the National Priority List established by the United States Environmental Protection Agency or on any other list maintained by any Governmental Body with respect to sites where there has been a Release or a threatened Release of Hazardous Materials.

         (j) To Seller's knowledge, none of the Disposable Diaper Properties, including the improvements thereon, contains as of the date of this Agreement any (i) asbestos or asbestos-containing materials, (ii) polychlorinated biphenyls or substances containing polychlorinated biphenyls, or (iii) urea formaldehyde foam insulation.

         (k) No tanks used at any time for the storage of any Hazardous Materials above or below ground are present, as of the date of this Agreement, on or at the Transferred Real Property or the Shenandoah Real Property. Any tanks previously used for the storage of any Hazardous Materials above or below ground on or at the Disposable Diaper Properties that have been removed or closed by Seller were removed and closed in compliance with Environmental Laws in effect at the time of such actions.

2.8      CONTRACTS AND AGREEMENTS

         2.8.1   MATERIAL SELLER CONTRACTS

         Schedule 2.8.1 to the Disclosure Memorandum contains a complete and accurate list of all contracts, agreements and understandings, oral or written, to which Seller is a party, which relate to the operation of the Disposable Diaper Business, other than (x) purchase and sales orders and quotations in the ordinary course of business (other than any such orders or quotations that vary from Seller's standard terms) and (y) those which (1) involve obligations of or to the Disposable Diaper Business or Seller in relation thereto of less than of $10,000 on an annual basis or (2) are terminable by Seller at will or on no more than 30 days' notice (other than leases relating to the Leased Real Property and the Shenandoah Real Property) (the "Material Seller Contracts"). All Material Seller Contracts are valid and in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are not, under any of such contracts, any defaults or events of default by Seller or, to Seller's knowledge, by any other party thereto that would have a Material Adverse Effect on the Disposable Diaper Business. Seller has not received notice, nor is Seller otherwise aware, that any party to any Material Seller Contract intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or right thereunder. Except as set forth in
Schedule 2.8.1 to the Disclosure Memorandum, a true and complete copy of each Material Seller Contact has, on or prior to the date hereof, been delivered to Purchaser. Except as specifically set forth in Schedule 2.8.1 to the Disclosure Memorandum, Seller has no oral or written:

                 (a) agreements, contracts, commitments or restrictions requiring the Disposable Diaper Business to make any charitable contribution;

                 (b) purchase contracts or commitments with respect to the Disposable Diaper Business that continue for a period of more than three months or are in excess of the normal, ordinary and usual requirements of its business or that are at an excessive price to the extent that such excess would be material to the Disposable Diaper Business as a whole;

                 (c) outstanding sales or service contracts, commitments or proposals of Seller with respect to the Disposable Diaper Business;

                 (d) restriction by agreement from carrying on the Disposable Diaper Business anywhere in the world;

                 (e) liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates;

                 (f) sale agreement, distribution agreement, volume purchase agreement or other similar agreement, including, without limitation, those pursuant to which Seller granted or received "most favored nation" pricing provisions or other pricing provisions outside the ordinary course of business or exclusive marketing rights relating to any product, group of products or territory, including all contracts with customers listed pursuant to Section 2.8.2;

                 (g) agreements, contracts or commitments relating to capital expenditures and that involve future payments in respect of the Disposable Diaper Business;

                 (h) agreements, contracts or commitments relating to the disposition or acquisition of any asset (other than Inventory, but including Intellectual Property) by Seller in respect of the Disposable Diaper Business;

                 (i) security agreements, conditional sale agreements or instruments relating to the borrowing of money;

                 (j) purchase orders or contracts for the purchase of raw materials in respect of the Disposable Diaper Business;

                 (k) material disagreement with any of the Disposable Diaper Business's suppliers or customers; and

                 (l) equipment leases relating to the Disposable Diaper Business other than leases previously disclosed on Schedule 1.1.2 to the Disclosure Memorandum.

         2.8.2   CUSTOMERS AND SUPPLIERS

         Schedule 2.8.2 to the Disclosure Memorandum sets forth: (a) an uncoded list (to be delivered by Seller to Purchaser one day after the date of this Agreement and deemed as of such delivery to be a part of such Schedule) of all the Disposable Diaper Business's customers showing the approximate total sales and volume by Seller to each such customer, itemized by plant, distribution center and product consistent with the format of the coded customer list previously delivered to Purchaser, during the most recent 12 months ending November 30, 1995 and (b) a current list of all suppliers material to the Disposable Diaper Business (including, without limitation, suppliers of raw materials and services). Seller has no reasonable basis to expect any material modification to the Disposable Diaper Business's relationship with any customer or supplier named in such Schedule 2.8.2 to the Disclosure Memorandum.

         2.8.3   ORDERS, COMMITMENTS AND RETURNS

         The Disposable Diaper Business has no material backlog. Except as reasonably could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser, there are no claims against Seller to (a) return merchandise produced by the Disposable Diaper Business or (b) offset payments with respect to sales after the Closing Date against claims on merchandise sold on or prior to the Closing Date, in each case by reason of alleged overshipments, defective merchandise, missed delivery dates, incorrect quantities or otherwise, or with respect to merchandise in the hands of customers under an understanding that such merchandise would be returnable.

2.9      CLAIMS AND LEGAL PROCEEDINGS

         Except as specifically set forth in Schedule 2.9 to the Disclosure Memorandum, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to Seller's knowledge, threatened against Seller with respect to the Disposable Diaper Business before or by any governmental or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. To Seller's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation, except as reasonably could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser, other than as specifically set forth in Schedule 2.9 to the Disclosure Memorandum, adverse to the Disposable Diaper Business by or before any governmental or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller, with respect to the operation of the Disposable Diaper Business, is a party that involve the transactions contemplated hereby or that would alone or in the aggregate have a Material Adverse Effect on the Disposable Diaper Business.

2.10     LABOR MATTERS

         There are no material disputes, employee grievances or disciplinary actions pending or, to Seller's knowledge, threatened between Seller and any of the Relevant Employees. Seller, with respect to the Relevant Employees, is in compliance in all material respects with all provisions of federal, state and local laws relating to the employment of labor, including without limitation the Worker Adjustment and Retraining Notification Act, ERISA and the National Labor Relations Act (including, where necessary, any notification to labor organizations required by statute or contract regarding the transactions contemplated by this Agreement). Except as reasonably could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser, Seller has no incurred liability for any arrears of wages or taxes or penalties for failure to comply with any such laws. Seller has no knowledge of any organizational efforts being made or threatened by or on behalf of any labor organization with respect to any Relevant Employees.

         Except as specifically set forth in Schedule 2.10 to the Disclosure Memorandum, Seller, with respect to the Relevant Employees, is not a party to any:

         (a) management, employment or other contract providing for the employment or rendition of executive services;

         (b) employment contract that is not terminable without penalty by Seller on 30 days' notice;

         (c) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement;

         (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by or is under discussion by management with any group of employees or others); or

         (e) other employment contract or other compensation agreement or arrangement, oral and written, affecting or relating to current or former employees of the Disposable Diaper Business.

         All such contracts and other agreements and arrangements set forth in
Schedule 2.10 to the Disclosure Memorandum are valid and in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are, under any of such contracts, agreements or arrangements, no defaults or events of default by Seller or, to its knowledge, any other party thereto that (i) would have a Material Adverse Effect on the Disposable Diaper Business or (ii) would have a Material Adverse Effect on the relationship of Seller or Purchaser with the Relevant Employees.

         Seller has not made any loans to any officer or employee of Seller employed in the Disposable Diaper Business.

2.11     INTELLECTUAL PROPERTY

         Schedule 1.1.4 to the Disclosure Memorandum contains a full and complete list of all Intellectual Property and all agreements, applications and registrations of the Disposable Diaper Business with respect to the Intellectual Property. Except as set forth in Schedule 2.11 to the Disclosure Memorandum, Seller owns or has full and unrestricted rights to use the Intellectual Property in connection with manufacturing, packaging, shipping, marketing, advertising, labeling, distributing and selling all products in the manner that the same are now being manufactured, packaged, shipped, marketed, advertised, labeled, distributed and sold by the Disposable Diaper Business.

To the knowledge of Seller, no third parties are infringing on any Intellectual Property.

         The manner in which the Disposable Diaper Business has manufactured, packaged, shipped, marketed, advertised, labeled, distributed and sold its products is in compliance with all existing and applicable laws and regulations pertaining thereto, the failure to comply with which would have a Material Adverse Effect on the Disposable Diaper Business. Set forth in Schedule 2.11 to the Disclosure Memorandum is a true and complete list of any interference actions, oppositions, nullity actions or adverse claims asserted or, to the knowledge of Seller, threatened against Seller in respect thereof and any claims asserted or, to the knowledge of Seller, threatened against Seller for alleged infringement thereof. Subject to the receipt of the consents and approvals identified in Schedule 2.3 to the Disclosure Memorandum. Seller has full power to transfer to Purchaser all items listed in Schedule 1.1.4 to the Disclosure Memorandum. The Disposable Diaper Business, in its manufacturing, packaging, shipping, marketing, advertising, labeling, distributing, selling and other operations, does not infringe upon any patent, trademark, trade name, service mark, copyright or other intellectual property of any other person. All agreements listed in Schedule 1.1.4 to the Disclosure Memorandum are valid and enforceable, Seller has performed all material obligations imposed on it thereunder, and neither Seller nor, to Seller's knowledge, any other party thereto is in default thereunder in any material respect, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by Seller or, to Seller's knowledge, any other party thereto. Seller has not received notice that any party to any such agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Except as listed in Schedule 1.1.4 and
Schedule 1.2.5 to the Disclosure Memorandum, Seller, with respect to the Disposable Diaper Business, has not entered into any agreement to indemnify any person against any claim or charge of infringement of any Intellectual Property or any other claim for infringement by a third party.

2.12     INVENTORY

         All items of Inventory reflected in the October 31 Balance Sheet (a) have been valued in accordance with generally accepted accounting principles consistently applied, with appropriate reserves for obsolescence, and (b) are of a quality and quantity usable and salable in the ordinary course of business.

2.13     LICENSES, PERMITS, AUTHORIZATIONS, ETC.

         Seller has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits, whether federal, state, local or foreign, relating to the operation of the Disposable Diaper Business, except such approvals, authorizations, consents, licenses, orders, registrations and permits the failure to obtain which will not, in the aggregate, have a Material Adverse Effect on the Disposable Diaper Business. Seller has not received any financial or other incentives, including but not limited to property, tax benefits, or zoning decisions, that will have a Material Adverse Effect on Purchaser's ability to operate the Disposable Diaper Business or on Purchaser's rights to modify or cease operating any of the locations currently within the Disposable Diaper Business.

2.14     APPLICABLE LAWS

         The Disposable Diaper Business is in compliance with all federal, state, local and foreign laws, rules, ordinances, decrees and orders applicable to the operation of the Disposable Diaper Business or to the Transferred Real Property or the Shenandoah Real Property, including, without limitation, the Environmental Laws, the failure to comply with which could be reasonably expected to, in the aggregate, have a Material Adverse Effect on the Disposable Diaper Business. Seller has not received notification of any unasserted present unremedied failure by Seller, with respect to the Disposable Diaper Business, to comply with any such laws, rules, ordinances, decrees and orders.

2.15     INSURANCE

         Seller maintains, with respect to the Disposable Diaper Business, adequate insurance protection against all liabilities, claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure, including, without limitation, products liability insurance.

2.16     EMPLOYEE BENEFIT PLANS

         Seller maintains for the benefit of current or former employees of the Disposable Diaper Business only those Employee Benefit Plans listed on Schedule
2.16 to the Disclosure Memorandum. Seller is not now a contributing employer to any multi-employer plan as described in Section 4001(a)(3) of ERISA with respect to any employees of the Disposable Diaper Business. Seller has not been a contributing employer to any multi-employer plan with respect to employees of the Disposable Diaper Business in the past five years. Each and every pension plan (as defined in Section 3(1) of ERISA) maintained by Seller for the benefit of the employees of the Disposable Diaper Business has been issued a favorable determination letter with respect to its qualified status under Section 401(a) of the Code by the Internal Revenue Service, or an application for such a determination letter has been filed with the Internal Revenue Service within the requisite time period to allow Seller to make remedial amendments for such qualification purposes. With respect to employees of the Disposable Diaper Business, Seller is in compliance with the healthcare continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985,
Section 4980B of the Code and proposed regulations issued by the Internal Revenue Service.

2.17     BROKERAGE

         Seller has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement other than Peter
J. Solomon Co. All fees of Peter J. Solomon Co. shall be exclusively for the account of Seller and any investment banker's, brokerage or finder's fee due to any investment banker, broker or finder in violation of the foregoing representation shall be paid by Seller.

2.18     ABSENCE OF QUESTIONABLE PAYMENTS

         None of Seller or any director, officer, agent, employee or other person acting on Seller's behalf has used any of the Disposable Diaper Business's funds for improper or unlawful contributions, payments, gifts or entertainment or made any improper or unlawful expenditures relating to political activity to any government official or other person. The Disposable Diaper Business has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. None of Seller or any director, officer, agent, employee or other person acting on behalf of Seller has accepted or received any improper or unlawful contributions, payments, gifts or expenditures in connection with the operation of the Disposable Diaper Business.

2.19     PTB COMMON STOCK

         PTI, directly and indirectly, owns no shares of PTB Common Stock.

2.20     FINANCIAL STATEMENTS

         The October 31 Balance Sheet has been, and, when delivered pursuant to
Section 4.15, the Division Financial Statements and the Division Balance Sheet will have been, prepared in conformity with generally accepted accounting principles

(except, as to the October 31 Balance Sheet only, as to footnote requirements and minor matters of presentation), prepared on a basis consistent with prior accounting periods, and presents, and will present, fairly the financial position (in the case of the October 31 Balance Sheet and the balance sheets included in the Division Financial Statements), results of operations and cash flows (in the case of the Division Financial Statements) of the Disposable Diaper Business as of the dates and for the periods indicated.

2.21     COMPLIANCE WITH SECURITIES LAWS

         Seller represents and warrants that it is acquiring the shares constituting the Stock Consideration for its own account, for investment purposes only and not with a view to distribution or resale to others. Seller acknowledges being fully informed that the shares constituting the Estimated Stock Consideration and the Actual Stock Consideration are "restricted securities" under the 1933 Act because they are being acquired from PTB in a transaction not involving a public offering, that such shares are not presently being registered under the 1933 Act or under the securities laws of any state or foreign jurisdiction, that such shares must be held indefinitely unless they are subsequently registered under the 1933 Act and applicable state and foreign securities laws, or unless an exemption from registration is available thereunder, and that PTB has no obligation to register such shares except as expressly set forth in the Stockholder Agreement.

2.22     FULL DISCLOSURE

         No information contained in this Agreement (including, without limitation, the October 31 Balance Sheet and all information in the Schedules to the Disclosure Memorandum) or delivered or to be delivered at or prior to the Closing is false or misleading in any material respect or contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made or information delivered, in light of the circumstances under which they were made, not misleading.

                 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF
                               PTB AND PURCHASER

         To induce Seller to enter into and perform this Agreement, PTB and Purchaser, jointly and severally, represent and warrant to Seller (which representations and warranties shall survive the Closing as provided in Article
VII) as follows:

3.1      ORGANIZATION, GOOD STANDING, POWER, ETC.

         PTB and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware, have all requisite corporate power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses as now conducted and as currently proposed to be conducted, and are duly qualified and in good standing in each jurisdiction in which they own or lease property or in which the nature of the business transacted by them makes such qualification necessary. PTB and Purchaser each have full power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. Purchaser is a wholly owned subsidiary of PTB.

3.2      DUE EXECUTION AND ENFORCEABILITY

         This Agreement has been duly executed and delivered by PTB and Purchaser and is a legal, valid and binding obligation of PTB and Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). Each Ancillary Document to which PTB or Purchaser is a party, when executed and delivered by PTB or Purchaser, as the case may be, will be a legal, valid and binding obligation of PTB or Purchaser, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

3.3      NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

         The execution, delivery and performance of this Agreement and the Ancillary Documents by each of PTB and Purchaser, to the extent that each shall be a party, and the consummation of the transactions contemplated hereby and thereby will not, to the extent that the occurrence of any matter referred to in clause (a), (c) or (d) or the nonreceipt of any consent, approval or authorization referred to in clause (b), reasonably could (y) impair Seller's rights under this Agreement or (z) result in any liability or obligation of Seller, (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to PTB or Purchaser,
(b) require any consent, approval or authorization of any person or Governmental Body, except as described in Section 5.2.1, (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, Encumbrance, obligation or liability to which either PTB or Purchaser is a party or by which either is bound or to which its assets are subject, or (d) conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or bylaws of PTB or Purchaser.

3.4      CAPITALIZATION

         As of the date of this Agreement, PTB's authorized capital stock consists of 25,000,000 shares of PTB Common Stock, of which 11,606,182 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. As of the date of this Agreement, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to purchase or acquire from PTB any shares of its capital stock, except for the rights created by this Agreement or pursuant to PTB's employee benefit plans and except for rights under PTB's Shareholder Rights Agreement. As of the date of this Agreement, PTB has no outstanding contracts to repurchase, redeem or otherwise acquire any of its equity securities. All outstanding shares of PTB Common Stock are duly authorized, validly issued, fully paid and nonassessable. At the Closing, the shares constituting the Estimated Stock Consideration will be duly authorized, validly issued, fully paid and nonassessable, and such shares have been reserved by PTB for issuance pursuant to this Agreement.

3.5      SEC DOCUMENTS

         PTB has furnished to Seller copies of the SEC Documents. None of the SEC Documents, at the times they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All the SEC Documents, when filed with the SEC, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

3.6      CLAIMS AND LEGAL PROCEEDINGS

         Except as set forth in the SEC Documents, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to PTB's knowledge, threatened against PTB or Purchaser before or by any governmental or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which PTB or Purchaser is a party that involve the transactions contemplated hereby or that would alone or in the aggregate have a material adverse effect on PTB's business, assets or financial condition.

3.7      BROKERAGE

         PTB and Purchaser have not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement other than Merrill Lynch. All fees of Merrill Lynch are for the account of Purchaser and any investment banker's, brokerage or finder's fee due to any investment banker, broker or finder in violation of the foregoing representation shall be paid by PTB.

3.8      PTI STOCK

         PTB, directly and indirectly, owns no shares of capital stock of PTI.

3.9      FINANCING

         PTB has available sufficient sources of financing to perform its obligation hereunder to pay the Cash Purchase Price.

3.10     FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES

         PTB's financial statements contained in the SEC Documents were prepared in conformity with generally accepted accounting principles consistently applied, and present fairly the financial position, results of operations and cash flows of PTB as of the dates and for the periods indicated. As of the date of the most recent balance sheet contained in the SEC Documents, PTB had no material liability (absolute, contingent or otherwise) that is not fully provided for or disclosed in the notes to those financial statements. Between September 24, 1995 and the date of this Agreement, there has been no material adverse change in the business, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of PTB and its subsidiaries taken as a whole.

                         ARTICLE IV. FURTHER AGREEMENTS

         Purchaser and Seller each agree to perform and observe the following agreements applicable to it:

4.1      SCHEDULES

         (a) All representations and warranties contained herein shall apply to any exhibits, schedules or certificates (including all Schedules to the Disclosure

Memorandum) delivered by Seller or any officer thereof to Purchaser or PTB, and each such exhibit, schedule or certificate (including all Schedules to the Disclosure Memorandum) shall be deemed to be a representation by Seller as to the matters set forth therein.

         (b) On or prior to the 30th day after the date of this Agreement, Purchaser shall, in its sole discretion, specify in writing certain information to be set forth in the following Schedules to the Disclosure Memorandum, which Schedules shall be deemed to be amended automatically without any further action by the parties hereto upon Purchaser's provision of such information:

                  (i) Schedules 1.1.1 and 1.2.4 to the Disclosure Memorandum as to the fixtures at the Excluded Real Property that shall constitute Assets to be transferred and conveyed to Purchaser, and

                  (ii) Schedules 1.1.6, 1.2.5 and any other Schedules to the Disclosure Memorandum which reflect any contracts, agreements, personal property or real property leases, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements or other instruments for the sole purpose of not including as Assets, and including as Excluded Assets, any such items that have not been provided to Purchaser as of the date of this Agreement (together and as amended, "Contracts") and that were entered into outside the ordinary course of business or involve obligations of the Disposable Diaper Business in excess of $100,000.

         Purchaser's right to modify the above-referenced Schedules to the Disclosure Memorandum as provided in this Section 4.1 shall not in any way limit, reduce or otherwise affect the obligations of Seller and Purchaser to sell and purchase the other Assets. Seller shall deliver to Purchaser within three business days after the date of this Agreement true and correct copies of any Contracts which have not been provided to Purchaser prior to the date hereof.

         (c) On or prior to the Closing Date, Seller may deliver to Purchaser one or more Schedules to the Disclosure Memorandum which are revised or updated to reflect changes to the operations or condition of the Disposable Diaper Business between the date hereof and the Closing. Such revisions and updates (i) shall be effective only for the purpose of permitting Seller to deliver to Purchaser at the Closing an officer's certificate which contains a true and accurate restatement as of the Closing Date of the representations and warranties of Seller as set forth herein and (ii) shall not be effective for the purpose of determining any right to indemnification which PTB and Purchaser may have under

Article VII or any right to terminate, or not to consummate the Closing under, this Agreement which PTB may have under Article VIII, which rights shall be determined as if Seller had restated as of the Closing Date all of its representations and warranties without any revision or update to any Schedule to the Disclosure Memorandum.

         (d) Other than as set forth in clauses (b) and (c) above, all Schedules to the Disclosure Memorandum may be amended only as agreed to in writing by the parties hereto.

4.2      ACCESS

         Seller shall, and shall cause each of its subsidiaries to, afford, during normal business hours during the period from the date of this Agreement through the Closing Date, to Purchaser's accountants, counsel, financial advisors, officers, environmental consultants and other representatives reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the internal and external audit work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested, in respect of the Disposable Diaper Business, all of the foregoing to be coordinated through Carlos Lamadrid or Ron Gasper (or their successors) or such other representatives of Seller as Seller may designate; and, during such period, Seller shall, and shall cause each of its subsidiaries to, promptly furnish to Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its properties, assets, business and personnel as Purchaser may reasonably request, in respect of the Disposable Diaper Business. From the date of this Agreement through the Closing Date, Purchaser, PTB and Seller shall consult with each other regarding any inquiries made by antitrust regulatory authorities, including any issues raised by such authorities and the possible resolutions thereof. No investigation pursuant to this Section 4.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Purchaser, PTB or Seller pursuant to this Section 4.2 shall be kept confidential in accordance with the Confidentiality Agreement. PTB shall afford, during normal business hours during the period from the date of this Agreement through the Closing Date, to Seller and its authorized representatives such access to the books and records of PTB and its subsidiaries as Seller may reasonably request.

4.3      ADVICE OF CLAIMS

         From the date of this Agreement to and including the Closing Date, Seller will promptly advise Purchaser in writing if it has notice or knows of the commencement or threat of any claim, litigation or proceeding against or affecting the Disposable Diaper Business or any ruling, decree or other material development in any claim, action or suit described in Schedule 2.9 to the Disclosure Memorandum or arising after the date hereof.

4.4      CONDUCT PRIOR TO THE CLOSING DATE

         (a) From the date of this Agreement to and including the Closing Date, except as permitted, required or specifically contemplated by this Agreement or otherwise as approved in writing by Purchaser (which approval shall not be unreasonably withheld), all actions of Seller with respect to the Disposable Diaper Business will be taken in the ordinary course of business and Seller will take no action inconsistent with this Agreement or that will cause any representation, warranty, exhibit to this Agreement or Schedule to the Disclosure Memorandum to be untrue at the Closing Date, and will use commercially reasonable efforts to cause the conditions set forth in Sections
5.2 and 5.3 to be satisfied as soon as practicable following the date hereof and to preserve the continuity of the Disposable Diaper Business and the Disposable Diaper Business's beneficial relationships with its employees, suppliers, distributors, customers and others having business dealings with it. PTB and Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Sections 5.2 and 5.4 to be satisfied as soon as practicable following the date hereof.

         Each party (the "Notifying Party") shall promptly advise the other parties (the "Notified Parties") in writing of any event, or the nonoccurrence of any event, (i) that has caused, or would reasonably be expected to cause, a material breach by the Notifying Party of any representation or warranty that is not qualified as to materiality or a breach by the Notifying Party of any representation or warranty that is qualified by materiality, (ii) that has caused, or would reasonably be expected to cause, any covenant, condition or agreement contained in this Agreement or any Ancillary Document not to be complied with or satisfied, or (iii) in the case of Seller, having, or which would reasonably be expected to have, a Material Adverse Effect on the Disposable Diaper Business; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the Notified Parties.

         (b) Without limiting the generality of the foregoing or limiting or reducing Purchaser's rights and Seller's obligations pursuant to Article I, Seller agrees to use commercially reasonable efforts to obtain, prior to the Closing, written consent to assignment (in form and substance reasonably satisfactory to Purchaser) of all agreements listed in Schedule 2.3 to the Disclosure Memorandum.

         (c) From the date of this Agreement to and including the Closing Date, within seven days of a request from Purchaser to do so, Seller will provide to any Relevant Employees specified by Purchaser at the location(s) specified by Purchaser and to appropriate Governmental Bodies notices required by the Worker Adjustment and Retraining Notification Act and any state or local law requiring notice of employment loss. Prior to issuance of such notices, Seller will make available to Purchaser for review the forms of notices it intends to issue. Actions taken by Purchaser or Seller pursuant to this Section 4.4(c) shall not modify the allocation of responsibilities and liabilities otherwise specified in this Agreement; provided, however, that if such employment loss occurs prior to the expiration of the required notice period, Purchaser shall indemnify, defend and hold Seller harmless for any claim for payments required under the law requiring such notice.

         (d) From the date of this Agreement to and including the Closing Date, without the prior written consent of PTB, Seller shall conduct all programs and operations of the Disposable Diaper Business relating to coupons and Allowances only in the ordinary course of business and consistent with past practice.

4.5      MANAGEMENT SERVICES AGREEMENT

         Prior to the Closing, the parties shall prepare and agree upon the definitive terms of a Management Services Agreement (the "Management Services Agreement"), to be entered into at the Closing, containing substantially the terms set forth in Exhibit 4.5 and any additional terms agreed upon by the parties, the primary purpose of which shall be to facilitate the orderly transfer of the Disposable Diaper Business from Seller to Purchaser.

4.6      INSURANCE; LOSS OF OR DAMAGE TO ASSETS

         (a) Seller shall maintain, from the period commencing on the date of this Agreement and ending on the Closing Date, the same insurance coverages it maintained prior to the date hereof in respect of the Disposable Diaper Business and the Assets.

         (b) Seller shall give Purchaser prompt written notice of (i) any loss, damage or destruction to any of the tangible Assets material to the operations of the Disposable Diaper Business occurring on or after the date hereof and on or prior to the

Closing Date, (ii) the estimated value of the portion of the tangible Assets so lost, damaged or destroyed, and (iii) the estimated cost of repair, replacement or reconstruction thereof. Without regard to the limitation set forth in Section 7.5, any insurance proceeds paid to Seller in respect of any such loss, damage or destruction shall be paid to PTB in accordance with Section 1.1.10.

4.7      COOPERATION PRIOR TO THE CLOSING DATE

         (a) Each party shall fully cooperate with the other parties and their advisors (i) in connection with any steps required to be taken as part of any party's obligations hereunder and (ii) in order to carry out the purposes of this Agreement.

         (b) Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Seller, Purchaser and PTB shall (i) cooperate in the preparation and filing of such materials as may be required in order to comply with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) subject to the provisions of
Section 10.1(c), use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law of any permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful or would prevent, delay or impose conditions on such consummation; provided, however, that the parties acknowledge that PTB shall have the right to determine the course and conduct of any litigation or other proceedings in which the parties become involved pursuant to this paragraph (b); provided further, that PTB shall be obligated to appeal or participate in the appeal of any injunction or other order actually entered in any such proceeding only if PTB, in its sole discretion, determines that such appeal is in its best interest.

         (c) Notwithstanding any other provision of this Agreement, in response to any action taken or threatened to be taken by any court or Governmental Body, PTB shall not be required under this Agreement to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its business or assets or any portion of the business or assets of the Disposable Diaper Business or agree to any limitations or restrictions in connection with its operation of such businesses which are likely to have a material effect on the expected benefits of the transactions contemplated hereby to PTB, in order to consummate the transactions contemplated hereby.

4.8      CONFIDENTIALITY

         The Confidentiality and Standstill Agreement, dated June 6, 1995, between PTI and PTB (the "Confidentiality Agreement") shall remain in full force and effect until the Closing Date, except that (a) in the event that this Agreement shall be terminated prior to the Closing Date the one- and three-year time periods contained in Sections 10 and 18, respectively, of the Confidentiality Agreement shall run from the date of termination of this Agreement and (b) Seller shall not request a return of any information or material referred to in the Confidentiality Agreement unless this Agreement shall be terminated prior to the Closing Date in accordance with its terms. On the Closing Date, the Confidentiality Agreement shall terminate. From and after the Closing Date, Seller agrees to maintain any information and material used primarily in the Disposable Diaper Business in confidence and not to use such information for any purpose other than internal accounting and tax return preparation purposes, and PTB and Purchaser agree to maintain any information and material received under the Confidentiality Agreement with respect to PTI and its business (other than the Disposable Diaper Business) in confidence and not use such information for any purpose. For the purposes of the foregoing, proprietary and confidential information and documents shall not include:

         (a)      information that is in the public domain;

         (b) information that is subsequently published, unless such publication is a breach of this Agreement;

         (c) information that prior to disclosure was in the possession of such party, as shown by documentary evidence; and

         (d) information disclosed to Seller by a third party lawfully in possession of such information and not in violation of any contractual, legal or fiduciary obligation with respect to such information.

4.9      POST-CLOSING SEVERANCE OBLIGATIONS

         (a) Following the Closing Date, Seller shall have and maintain all liabilities and obligations to all employees other than the Relevant Employees. Except as provided in Section 4.4(c), with respect to all employees in the Disposable Diaper Business, Seller shall have sole responsibility for complying with, and shall assume all liabilities and obligations resulting from any noncompliance with, the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Worker Adjustment and Retraining Notification Act, and any other state, federal or local requirements with respect to any termination of employment caused by a reduction in work force, shutdown, plant closure or other employment termination in connection with the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to minimize the termination costs and severance obligations with respect to its employees at such facilities.

         (b) PTB will reimburse Seller for the actual out-of-pocket cost of any severance pay paid to any of the Relevant Employees who have been terminated by Seller solely as a result of the Closing and who have not been offered employment with PTB or Purchaser.

         (c) To those salaried employees listed on Schedule 4.9 who are (i) currently eligible for severance pay under Seller's severance pay plan; (ii) hired by Purchaser or PTB on the Closing Date; and (iii) subsequently separated from employment with PTB or Purchaser other than due to voluntary resignation or gross misconduct, PTB or Purchaser will pay severance pay under the terms of PTB's severance pay plan if the employees are otherwise eligible for such pay under such plan. For the purposes of severance pay only, PTB will give such employees credit under PTB's plan for their continuous period of service with Seller as of the Closing Date.

         (d) PTB's obligation to reimburse Seller under Section 4.9(b) above, and its obligation to pay severance pay under Section 4.9(c) above, shall not exceed one week of severance pay for each year of service for each affected Relevant Employee, with a maximum per affected Relevant Employee of 26 weeks of severance pay.

         (e) To the extent any person seeks severance pay or other sums pursuant to a severance pay plan or obligation maintained by Seller, Seller shall indemnify, defend and hold Purchaser and PTB harmless for any such claims, liabilities or obligations. This Section 4.9(e) shall not modify PTB's obligation to reimburse Seller for severance pay actually paid as provided in Sections 4.9(b) and (d).

4.10     PRO-RATION; REIMBURSEMENTS

         Purchaser and Seller shall each pay their respective portions prorated as of the Closing Date of (a) state and local ad valorem real and personal property taxes payable on the Assets, (b) rental payments due on the Assets (including the Leased Real Property), (c) charges for utility services delivered to the Purchased Real Property and the Leased Real Property and (d) such other charges or assessments, if any, as are customarily pro-rated in real estate transactions comparable to those contemplated by this Agreement. Each party shall pay to the other party any amounts owed hereunder as promptly as practicable after such amounts are determined.

Without regard to the limitation set forth in Section 7.5, Seller shall further reimburse Purchaser for any liabilities or obligations incurred by Purchaser with respect to coupons not assumed by Purchaser pursuant to Section 1.3.

4.11     OTHER COOPERATION AFTER THE CLOSING DATE

         (a) The parties shall cooperate with each other to effect an orderly and prompt transfer of title, possession and control of the Assets and the Assumed Liabilities from Seller to Purchaser on and after the Closing Date.

         (b) Seller agrees that, for a period of one year after the Closing, Purchaser may use any and all existing labels, cartons, containers, packaging and like materials in connection with the sale of the Disposable Diaper Business's products, notwithstanding the existence on such labels, cartons, containers, packaging and like materials of trademarks and other identifying information relating to Seller, and may first use all such labels and other materials before using newly printed materials. Seller further agrees that after the Closing it will promptly refer to Purchaser any inquiry or correspondence received in connection with the products or business of the Disposable Diaper Business.

         (c) In the event that, within 120 days after the Closing Date, Purchaser provides employees with notices under the Worker Adjustment and Retraining Notification Act of a plant closure, Seller will consider the employees at such locations for employment at its other facilities. Purchaser and Seller will cooperate in exchanging information about such employees in order to allow Seller to engage in such consideration.

4.12     NO SHOP

         Seller hereby agrees that, until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, neither it nor any of its subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any of the officers, directors or employees of Seller or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other agent or representative of Seller to take any such action; provided, however, that Seller may engage in discussions or negotiations with, or furnish information concerning the Disposable Diaper Business to, any person who makes a Superior Proposal if the Board of Directors of PTI shall conclude in good faith on the basis of advice from its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable law. Seller will promptly notify PTB and Purchaser of any inquiry (including the terms thereof and the identity of the person making the inquiry) which it may receive in respect of an Acquisition Proposal and furnish to PTB and Purchaser a copy of any such inquiry.

4.13     TITLE INSURANCE COMMITMENTS

         No less than 30 days prior to the Closing Date, Seller shall deliver to Purchaser preliminary commitments for title insurance from First American Insurance Company (the "Title Company") showing that Seller has a fee simple interest in the Purchased Real Property and committing the Title Company to issue the Title Policies, the cost of such commitments to be shared equally by PTB and PTI.

4.14     A.L.T.A. SURVEYS

         No less than 30 days prior to the Closing Date, Seller shall deliver to Purchaser as-built surveys of the Purchased Real Property (the "Surveys") prepared in accordance with the Minimum Standard Detail Requirements for A.L.T.A./A.C.S.M. Land Title Surveys as adopted by the American Land Title Association on October 19, 1988 and certified to Purchaser and the Title Company, to the extent such surveys are necessary to obtain the Title Policies, the cost of such surveys to be shared equally by PTB and PTI.

4.15     FINANCIAL STATEMENTS

         Prior to the Closing, Seller shall use commercially reasonable efforts to prepare and deliver to Purchaser and PTB audited balance sheets and statements of income, stockholders' equity and cash flows of the Disposable Diaper Business as of and for the periods required by Rule 3-05 of Regulation S-X, and accompanying notes, audited by Arthur Andersen LLP, independent certified public accountants, and unaudited balance sheets and statements of income, stockholders' equity and cash flows of the Disposable Diaper Business as of and for all interim periods beginning after the last full fiscal year and ending at least 45 days prior to the Closing (the most current such unaudited balance sheet being the "Division Balance Sheet" and all such financial statements being the "Division Financial Statements"). The preparation and audit of the Division Financial Statements shall be at Seller's expense.

4.16     INVENTORY

         All changes in Inventory between the date of the October 31 Balance Sheet and the Closing Date shall have been in the ordinary course of business consistent with past practice. The composition of the Inventory on the Closing Date, as between raw materials, finished goods, packaging and other Inventory, shall be substantially consistent, on a proportionate basis, with the composition of the Inventory in the October 31 Balance Sheet as reflected in
Schedule 1.1.3 to the Disclosure Memorandum. All items of Inventory to be reflected in the Division Balance Sheet and on the Closing Date (a) shall have been valued in accordance with generally accepted accounting principles consistently applied, with appropriate reserves for obsolescence, and (b) shall be of a quality and quantity usable and salable in the ordinary course of business after the Closing Date.

4.17     REPURCHASES OF PTB COMMON STOCK

         During the 10 Trading Days preceding the last Trading Day immediately prior to the Closing Date, PTB and its Affiliates shall not bid for or purchase any shares of PTB Common Stock on the New York Stock Exchange.

4.18     CERTAIN ACQUISITIONS

         Prior to the Closing, PTB will not acquire or agree to acquire any business primarily engaged in the manufacture and sale of disposable baby diapers in the United States if such acquisition might reasonably be expected to impair the ability of the parties to consummate the transactions contemplated by this Agreement.

4.19     PTB GUARANTEE

         PTB hereby agrees to perform or cause to be performed each of the obligations of Purchaser hereunder, including in respect of any Assumed Liabilities.

4.20     NO SOLICITATION OF EMPLOYEES

         (a) From the date of this Agreement to and including the Closing Date, Seller shall not (i) solicit any of the Relevant Employees for employment with Seller outside the Disposable Diaper Business, or (ii) without the express approval of the Vice President of Human Resources of Purchaser or another officer of Purchaser specified to Seller in writing, offer any position of employment outside the Disposable Diaper Business to any of the Relevant Employees. This Section 4.20(a) shall not apply to any employee of Seller who has received the notice of employment loss described in Section 4.4(c) above.

         (b) For one year after the Closing Date, Seller shall not (i) solicit any employee of Purchaser who had been employed by Seller immediately prior to the Closing Date, or any other employee of PTB or its subsidiaries, for employment with Seller, or (ii) without the express approval of the Vice President of Human Resources of PTB or another officer of PTB specified to Seller in writing, offer any position of employment to any employee of Purchaser who had been employed by Seller immediately prior to the Closing Date or any other employee of PTB or its subsidiaries. This Section 4.20(b) shall not apply to any employee of Purchaser who has been informed by Purchaser or PTB, in writing, that the employee's employment will be terminated within 60 days or a shorter period.

         (c) For one year after the Closing Date, Purchaser shall not (i) solicit employees of Seller for employment with Purchaser, or (ii) without the express approval of an officer of PTI, offer any position of employment to employees of Seller. This Section 4.20(c) shall not apply to any employee of Seller who has been informed by Seller, in writing, that the employee's employment will be terminated within 60 days or a shorter period.

4.21     EMPLOYEE BENEFITS MATTERS

         (a) Each Relevant Employee and his or her dependents who are eligible to participate in the Seller's group health plan on the Closing Date will be eligible to enroll in PTB's group health plan if actively at work on the Closing Date. Each other Relevant Employee and his or her dependents will be eligible to enroll in PTB's group health plan upon meeting the eligibility requirements thereof and will receive credit for service with Seller toward the applicable health plan service requirement; provided, however, that the preexisting condition exclusion of PTB's group health plan shall apply, and with respect to any Relevant Employee or his or her dependent who is adversely affected by the preexisting condition exclusion, Purchaser will pay on behalf of such Relevant Employee or dependent the continuation coverage premiums required to maintain such person's coverage under Seller's group health plan for a period which shall not exceed the lesser of the applicable period during which the preexisting exclusion limitation applies and six months. In no event shall any Relevant Employee or his or her dependents become eligible for PTB's group health plan by reason hereof if not actively at work on the Closing Date.

         (b) Seller agrees that any Relevant Employee may roll over any eligible rollover distribution from an eligible PTI retirement plan to PTB's 401(k) Plan to the extent permitted by PTB's 401(k) Plan and pursuant to its terms. "Eligible rollover distribution" and "eligible retirement plan" have the meaning given them under Code section 402.

         (c) Seller will, in accordance with the applicable provisions of each pension, profit-sharing, 401(k) Plan or other funded welfare benefit plan maintained by Seller, make all contributions required to be made under such plans on behalf of the employees of the Disposable Diaper Business for their period of employment with Seller through the Closing on or before the date those contributions are due under each such plan.

4.22     SHENANDOAH SUBLEASE

         Subject to Seller's obtaining Landlord's consent and all other necessary third party consents, Purchaser shall sublease from Seller the Shenandoah Real Property pursuant to a definitive sublease agreement to be entered into by the parties as of the Closing (the "Shenandoah Sublease"). The term of the Shenandoah Sublease shall be three and one-half years from the Closing Date. The rental and other obligations of Purchaser under the Shenandoah Sublease shall be substantially equal to the rental and other obligations of Seller under the Shenandoah Lease as currently in effect; provided, however, that if Purchaser does not occupy all or any portion of the subleased premises, required rental payments shall be reduced by any amount the Seller receives from another sublessee of such premises. Purchaser shall have the right to terminate the Shenandoah Sublease on thirty (30) days prior written notice, which notice may be given at any time after the sixth month of the sublease term; provided, however, that if Purchaser so terminates the Shenandoah Sublease, Purchaser shall continue to pay to Seller the rental and other payments Purchaser would otherwise have been required to pay if the Shenandoah Sublease had not been terminated, but such payments will (a) be offset and reduced by any amount Seller receives from another sublessee of such premises and by any amount by which Seller reduces its payment obligations under the Shenandoah Lease, and (b) terminate on the earlier to occur of (i) the date the Shenandoah Sublease would have terminated according to its terms or (ii) the date Seller assigns the Shenandoah Lease to a third party or otherwise terminates its obligations under the Shenandoah Lease. Purchaser shall have the right at any time during the term of the Shenandoah Sublease to replace and/or remove any equipment, personal property, leasehold improvements and fixtures which were conveyed by Seller to Purchaser under this Agreement and which are located on the Shenandoah Real Property. If Seller fails to obtain the necessary Landlord and other third party consents prior to the Closing, Purchaser shall have no obligation with respect to the Shenandoah Sublease or the related Shenandoah Real Property.

4.23     DEMAND REGISTRATION PROVISIONS

         For the limited purpose of allowing PTI to exercise its first demand registration right under Section 2(a) of the Stockholder Agreement prior to Closing, so that the registration statement relating thereto may be declared effective as soon as practicable thereafter subject to the terms and conditions set forth in the Stockholder Agreement, Section 2 of the Stockholder Agreement shall be deemed to be effective as of the date of this Agreement to the extent necessary to accomplish the foregoing.

4.24     TERMINATION OF CERTAIN AGREEMENTS

         PTB, Purchaser and Seller shall cooperate to negotiate mutually acceptable terminations, effective at or as soon as practicable after Closing, of the agreements listed on Schedule 4.24 to the Disclosure Memorandum. Of any amounts required to be paid after Closing to the other parties in respect of such agreements, Seller shall be obligated to pay the first $300,000, and Purchaser shall be obligated to pay the balance of such amounts, the total payments to such parties not to exceed the scheduled payments remaining as of the Closing under such agreements (as in effect on the date hereof).

4.25     ENVIRONMENTAL MATTERS

         PTB shall use commercially reasonable efforts to cause any Phase I Environmental Assessment, as such term is commonly understood in the environmental assessment and audit field, of the Disposable Diaper Business which PTB may elect to perform to be completed within 30 days after the date of this Agreement. Following such Phase I Environmental Assessments, Purchaser may undertake additional environmental assessments to the extent it deems reasonably necessary or desirable. Following the completion of its environmental review, if Purchaser shall in good faith not be reasonably satisfied that (i) Seller's conduct of the Disposable Diaper Business is and has been in compliance in all material respects with Environmental Laws, (ii) no claim, demand, action, proceeding or investigation has been commenced, asserted or threatened alleging any failure by Seller to comply with any Environmental Laws with respect to the Disposable Diaper Business, including without limitation any noncompliance with respect to the Disposable Diaper Properties or Seller's conduct of the Disposable Diaper Business, and (iii) no Release of Hazardous Materials has occurred from, upon, below, into or on the Disposable Diaper Properties, then Seller, as to those matters specifically identified, shall indemnify, defend and hold harmless (without regard to the limitations set forth in Sections 7.4 and 7.5) Purchaser and PTB for any related loss, whether such loss occurs before or after the Closing. If the parties shall determine that any Remediation, either before or after Closing, is necessary in connection therewith, the parties shall agree upon a mutually acceptable plan, to be effected at Seller's expense, for such Remediation.

                   ARTICLE V. THE CLOSING; CLOSING CONDITIONS

5.1      CLOSING

         Subject to the fulfillment or waiver of the conditions set forth in this Article V, the Closing shall take place at the offices of Perkins Coie, 1201 Third Avenue, 46th Floor, Seattle, Washington on (a) the fifth business day following the satisfaction of the conditions set forth in Sections 5.2 and 5.3.9 or (b) such other date as Purchaser and Seller may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in this Article V (such date, the "Closing Date").

5.2      CONDITIONS TO OBLIGATIONS OF EACH PARTY

         The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

         5.2.1    HART-SCOTT-RODINO

         The parties shall have received notification of the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         5.2.2    NO INJUNCTIONS

         There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing or materially delaying consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

5.3      CONDITIONS TO OBLIGATIONS OF PURCHASER AND PTB

         The respective obligations of Purchaser and PTB to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Purchaser and PTB, as the case may be, to the extent permitted by applicable law:

         5.3.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Seller contained herein (including the Schedules to the Disclosure Memorandum) shall have been true, in the case of representations and warranties qualified as to materiality, and true in all material respects, in the case of representations and warranties not so qualified, when made and shall be true or true in all material respects, as the case may be, as of the Closing Date as though made on that date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true or true in all material respects, as the case may be, as of the specified date; provided, however, that a failure of the condition set forth in this paragraph shall not be deemed to have occurred if any such failure of a representation or warranty to be true or true in all material respects, as the case may be, results only in an Excluded Liability and reasonably could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser.

         5.3.2    PERFORMANCE OF AGREEMENTS

         Seller shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement and the Ancillary Documents to be performed and complied with by it at or prior to the Closing.

         5.3.3    OFFICERS' CERTIFICATES

         PTB and Purchaser shall have received certificates of each of PTI's and PTWI's respective President or Vice President, dated the Closing Date, in form and substance reasonably satisfactory to PTB and Purchaser, certifying that the conditions to PTI's and PTWI's respective obligations have been fulfilled. PTB and Purchaser shall have received certificates of each of PTI's and PTWI's respective Secretary or Assistant Secretary, dated the Closing Date, in form and substance reasonably satisfactory to PTB and Purchaser.

         5.3.4    OPINION OF COUNSEL FOR SELLER

         Purchaser and PTB shall have received the opinion letter of Brobeck, Phleger & Harrison, counsel for Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and PTB.

         5.3.5    NO GOVERNMENTAL PROCEEDING OR LITIGATION

         In connection with the transactions contemplated by this Agreement, there shall not have been instituted or be pending any action, investigation, inquiry or other proceeding having a reasonable likelihood of success by or before any Governmental Body or court of competent jurisdiction, nor shall there be in effect any judgment, writ, decree, injunction or order of any Governmental Body or court of competent jurisdiction, in either case, seeking or imposing any remedy, restriction, condition or other action of the type referred to in
Section 4.7(c); provided, however, that with respect to any such judgment, writ, decree, injunction or order PTB shall have performed its obligations under
Section 4.7(b), subject to the terms of Section 4.7(c).

         5.3.6    DELIVERY OF DOCUMENTS

         Seller shall deliver the following documents, agreements and supporting papers to Purchaser at the Closing, and the delivery of each shall be a condition to Purchaser's and PTB's performance of their respective obligations to be performed at the Closing:

         (a)      An executed Bill of Sale;

         (b) A counterpart of the Assignment and Assumption Agreement executed by PTI and PTWI;

         (c) Executed and acknowledged Deeds conveying title to the Purchased Real Property, subject to no exceptions other than the Permitted Exceptions, in due form for recordation with the appropriate Governmental Body, and all other instruments necessary to record such Deeds, together with a certified check for all applicable recording fees and Seller's share of any transfer taxes and, with respect to the Real Property located in New York, any transfer gains tax;

         (d) Lease Assignment and Assumptions duly executed by all parties thereto (other than Purchaser);

         (e) Executed counterparts of one or more Assignments of Trademarks covering each of the trademarks described in Schedule 1.1.4 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

         (f) Executed counterparts of one or more Assignments of Patents covering each of the patents and patent applications described in Schedule 1.1.4 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body;

         (g)      A counterpart of the Stockholder Agreement executed by PTI;

         (h) American Land Title Association policies of title insurance, with extended coverage (owner's policy, 1987 or October 17, 1992 form), from the Title Company (the "Title Policies"), dated as of the Closing Date, insuring that Purchaser has fee simple title to each parcel of the Purchased Real Property, subject to no exceptions other than standard preprinted exceptions and Permitted Exceptions, with face values equal to the values allocated to the Purchased Real Property under Section 1.8, together with (i) a standard New York Endorsement (September 1, 1993) with respect to the Real Property located in Oneonta, New York, (ii) an endorsement that the Surveys reveal no Encumbrances other than Permitted Exceptions and (iii) such other endorsements as are reasonably required by Purchaser and are available in New York or California, as the case may be;

         (i) Executed certificates, affidavits or other documents relating to transfer taxes, or excise taxes, documentary stamp taxes or gains taxes imposed by a Governmental Body due to transfer of the Real Property (other than the Excluded Real Property);

         (j) An executed nonforeign certificate in accordance with Section 1445 of the Code and the regulations issued thereunder;

         (k) An executed certificate in accordance with Sections 18805, 18815 and 26131 of the California Revenue and Taxation Code and the regulations issued thereunder;

         (l) Any and all certificates of title relating to Personal Property included within the Assets;

         (m) Written consent to assignment (in form and substance reasonably satisfactory to Purchaser) of all agreements listed on Schedule 5.3.6(m) to the Disclosure Memorandum; and

         (n) Counterparts of each of the other Ancillary Documents to be executed by PTI of PTWI executed by PTI or PTWI, as the case may be.

         5.3.7    MATERIAL ADVERSE CHANGE

         From the date hereof through the Closing Date, the Disposable Diaper Business shall not have experienced a Material Adverse Change.

         5.3.8    TITLE TO ONEONTA REAL PROPERTY

         Seller shall have obtained and shall deliver to Purchaser at Closing good and marketable title to the Purchased Real Property located in Oneonta, New York, subject only to Permitted Exceptions.

         5.3.9    TITLE TO PORTERVILLE REAL PROPERTY

         With respect to the Purchased Real Property located in Porterville, California, Seller shall have obtained and shall deliver to Purchaser at Closing a quitclaim and release in recordable form from Atchison, Topeka & Santa Fe Railway Company (or its successor in interest), whereby such company quitclaims, releases, and extinguishes all rights reserved under that certain Grant Deed recorded October 20, 1976 in Book 3359, Page 923 of Official Records of Tulare County, Document No. 49092, other than reserved mineral rights described in the first paragraph on page 2 (Book 3359, Page 925) of such deed.

5.4      CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller, to the extent permitted by applicable law:

         5.4.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Purchaser and PTB contained herein shall have been true when made and shall be true, in the case of representations and warranties qualified as to materiality, and true in all material respects, in the case of representations and warranties not so qualified, as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true or true in all material respects, as the case may be, as of the specified date.

         5.4.2    PERFORMANCE OF AGREEMENTS

         Purchaser and PTB shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

         5.4.3    OFFICERS' CERTIFICATES

         Seller shall have received certificates of each of PTB's and Purchaser's respective President or Vice President, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying that the conditions to PTB's and Purchaser's respective obligations have been fulfilled. Seller shall have received certificates of each of PTB's and Purchaser's respective Secretary or Assistant Secretary, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

         5.4.4    OPINION OF COUNSEL FOR PURCHASER AND PTB

         Seller shall have received the opinion letter of Perkins Coie, counsel for PTB and Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller.

         5.4.5    DELIVERY OF PURCHASE PRICE AND DOCUMENTS

         Purchaser shall deliver the following funds, documents, agreements and supporting papers to Seller at the Closing, and the delivery of each shall be a condition to Seller's performance of its obligations to be performed at the
Closing:

         (a) Payment, in same-day funds, to PTI of the full amount of the Cash Purchase Price;

         (b) A certificate or certificates representing the Estimated Stock Consideration;

         (c) A counterpart of the Assignment and Assumption Agreement executed by Purchaser;

         (d) A counterpart of Lease Assignment and Assumptions executed by Purchaser;

         (e)      A counterpart of the Stockholder Agreement executed by PTB;
and

         (f) Counterparts of each of the other Ancillary Documents to be executed by Purchaser or PTB duly executed by Purchaser or PTB, as the case may be.

                           ARTICLE VI. NONCOMPETITION

6.1      NONCOMPETITION

         During the Noncompetition Term and in the Noncompetition Area, neither Seller nor any Affiliate that it controls shall in any way, by action or inaction, directly or indirectly, for itself or for the benefit of any other person, own, manage, advise, operate, join, Control or participate in the ownership, management, operation or Control of, consult with or perform similar services for, or be connected in any manner with, any Competing Business. For purposes of this Article VI, the term "Competing Business" shall include (a) any person or entity which, directly or indirectly, conducts a significant business (meaning a business from which such person or entity derives at least 35% of its sales or profits) in the manufacture, production, marketing, distribution or sale of disposable diapers, adult incontinence products or feminine care products and (b) any division, business unit or other operation of any person or entity, which division, business unit or other operation, directly or indirectly, is in the business of manufacturing, producing, marketing, distributing or selling disposable diapers, adult incontinence products or feminine care products. Without limiting the generality of the foregoing, Seller shall be deemed to be related to or connected with a Competing Business if, among other things, such entity is (a) a partnership in which Seller is a general or limited partner, (b) a corporation or association of which Seller is a stockholder (unless the shares of such corporation shall be publicly traded and Seller does not own more than 2% of such corporation's outstanding shares) or for which a director or officer of Seller is an officer, employee or director, or (c) a partnership, corporation or association for which Seller is a consultant or agent. This paragraph shall not be deemed to prohibit any sale by Seller of all or any portion of its businesses to a third party.

6.2      REASONABLENESS OF RESTRICTIONS; SEVERABILITY

         Each of the parties hereto agrees that all restrictions in this Article VI are reasonable and valid, and all defenses to the strict enforcement hereof are hereby waived. Each of the parties acknowledges that each of the time and space restrictions contained in this Article VI are reasonable and it is the intent that such restrictions be enforceable to the fullest extent permitted by law. If any of the activities, time periods or geographical areas specified in this Article VI are considered by a court of competent jurisdiction as being unreasonable, the parties hereto agree that such court shall have authority to limit such activities, time periods or geographical areas to such activities, time periods or geographical areas as the court deems proper in the circumstances, and the parties hereto agree to enter into an amendment to this Agreement amended in accordance with the findings of such court.

                    ARTICLE VII. INDEMNIFICATION AND SURVIVAL

7.1      GENERALLY

         Seller agrees to indemnify and hold harmless Purchaser and PTB, their successors and permitted assigns, and the officers, directors, Affiliates, employees, Controlling persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, costs and expenses, including reasonable attorneys' fees, incurred by any such party by reason of a breach of any of the representations or warranties, or covenants or agreements or other provisions, contained in this Agreement, damages suffered as a result of Seller's failure to satisfy the Excluded Liabilities, breach of undertakings in any other document, supplement, instrument, agreement, letter, amendment or assignment relating to or executed in connection herewith, or in any officers' certificate or other certificate delivered to Purchaser, PTB or Affiliates at or in connection with the Closing. PTB and Purchaser agree, jointly and severally, to indemnify and hold harmless Seller, its successors and permitted assigns, and the officers, directors, Affiliates, employees, Controlling persons and agents of the foregoing and to hold each such party harmless against and in respect of any and all losses, damages, costs and expenses, including reasonable attorneys' fees, incurred by such party by reason of a breach of any of the representations or warranties, or covenants or agreements or other provisions, contained in this Agreement or damages suffered as a result of Purchaser's failure to satisfy the Assumed Liabilities, breach of undertakings in any other document, supplement, instrument, agreement, letter, amendment or assignment relating to or executed in connection herewith, or in any officers' certificate or other certificates delivered to Seller or its Affiliates at or in connection with the Closing. For purposes of the indemnifications made in this Article VII, all representations and warranties shall be deemed to have been made as of and on the Closing Date (giving effect to any revision or update of any Schedule to the Disclosure Memorandum pursuant to Section 4.1(b)), except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

7.2      NOTICE

         The Indemnitee shall promptly notify the Indemnifying Party in writing of any matters that may give rise to the right of indemnification hereunder; provided, however, that failure to give any such notice shall lessen the Indemnifying Party's obligations under this Article VII only to the extent that such failure results in a materially prejudicial effect.


7.3      PROCEDURE

         With respect to claims made by third parties, if Purchaser, PTB or Seller is threatened with any claim, or any claim is presented to or any action or proceeding commenced against Purchaser, PTB or Seller that may give rise to the right of indemnification hereunder, Purchaser, PTB or Seller, as the case may be (the "Indemnitee"), shall give written notice thereof promptly to the party or parties bearing the indemnification obligation (the "Indemnifying Party"); provided, however, that failure to give any such notice shall lessen the Indemnifying Party's obligations under this Article VII only to the extent that such failure results in a materially prejudicial effect. The Indemnifying Party shall have the right to participate in the defense of such claim, action or proceeding, and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof with counsel mutually satisfactory to such parties and the Indemnitee. If the Indemnifying Party and the Indemnitee agree upon mutually satisfactory counsel to assume the defense, the Indemnifying Party shall assume the expense of such counsel's fees and shall no longer assume the expense of the Indemnitee's attorneys' fees. In the event the Indemnifying Party undertakes to compromise or defend any such liability, the Indemnifying Party shall so notify the Indemnitee in writing promptly of its intention to do so, and the Indemnitee shall cooperate with the Indemnifying Party and its counsel in the compromising of or the defending against any such liabilities or claims, at the Indemnifying Party's expense. Such cooperation shall include, but shall not be limited to, the provision to the Indemnifying Party of reasonable access to the Indemnitee's business records, research, documents and employees as they relate to the defense of any indemnified claim. In response to a bona fide settlement offer, the Indemnifying Party may settle the monetary portion of an indemnifiable matter that it has duly elected to contest without the Indemnitee's consent unless such settlement has an adverse effect on the Indemnitee, in which case such matters shall only be settled with the Indemnitee's consent; provided, however, that the Indemnifying Party shall not have the right to agree to a settlement involving injunctive or other equitable relief without obtaining the Indemnitee's prior written consent. In the event the Indemnitee declines to consent to the monetary settlement described in the preceding sentence, the Indemnitee shall have no right to indemnification beyond, and the Indemnifying Party shall have no obligation to pay damages and attorneys' fees hereunder in excess of, the amount of the proposed settlement.

7.4      SURVIVAL

         All the representations and warranties made by PTB and Purchaser in
Article III and by Seller in Article II shall survive the Closing for a period ending on the last day of the month which is the eighteenth month after the month in which the Closing occurs, except for representations and warranties for Taxes and ERISA contained in Sections 2.5 and 2.16, which shall survive for 180 days beyond the expiration of the applicable statute of limitations, and representations and warranties regarding environmental and intellectual property matters, including, without limitation, those contained in Sections 2.7 and 2.11, which shall survive for five years. Unless specifically limited as to duration, the agreements, covenants and other obligations under this Agreement other than the representations and warranties referred to above shall survive the Closing indefinitely. Each statement appearing in any Schedule to the Disclosure Memorandum or this Agreement shall survive the Closing for the same period as the provision of this Agreement to which such Schedule relates. All indemnification claims under this Agreement shall be made by notice given during the period specified above for survival of the provision of this Agreement on which such claim is based. The indemnification obligations for claims that are timely presented hereunder shall last until the matter giving rise to such indemnification obligations, including all appeals with respect thereto, has been fully and finally resolved.

7.5      BASKET

         Except as otherwise provided in this Agreement, no claim for indemnification shall be made by or on behalf of any party under this Article VII until the aggregate amount of any such claim or claims then or theretofore made by or on behalf of such party hereunder equals or exceeds $350,000, at which time the full amount of such losses (including such $350,000) shall be recoverable hereunder.

7.6      SPECIFIC PERFORMANCE

         The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

7.7      EXCLUSIVE REMEDIES

         Except with respect to claims based on fraud in the inducement, the indemnification and specific performance remedies set forth under this Article VII shall constitute the sole and exclusive remedies of the parties with respect to any matters arising under or relating to this Agreement.

                            ARTICLE VIII. TERMINATION

8.1      TERMINATION BY MUTUAL CONSENT

         This Agreement may be terminated at any time prior to the Closing either by the mutual written consent of PTB and PTI or by mutual action of their respective Boards of Directors.


8.2      TERMINATION BY PTB

         This Agreement may be terminated at any time prior to the Closing (upon written notice from PTB to PTI) by PTB if (a) there has been a material breach by Seller of any representation or warranty that is not qualified as to materiality or a breach by Seller of any representation that is qualified as to materiality, in each case which breach has not been cured within 30 business days after receipt by Seller of notice of the breach; provided, however, that no right to terminate this Agreement shall arise from any such breach which results only in an Excluded Liability and which reasonably could not (x) impair Purchaser's rights under this Agreement or rights to or use of the Assets, (y) impair the value of the Disposable Diaper Business to PTB, or (z) result in any liability or obligation of PTB or Purchaser; or (b) Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 business days after receipt by Seller of notice of such failure to comply.

8.3      TERMINATION BY PTI

         This Agreement may be terminated at any time prior to the Closing (upon written notice from PTI to PTB) by PTI if (a) there has been a material breach by PTB or Purchaser of any representation or warranty that is not qualified as to materiality or a breach by PTB or Purchaser of any representation that is qualified as to materiality, in each case which breach has not been cured within 30 business days after receipt by PTB or Purchaser of notice of the breach or
(b) PTB or Purchaser shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 30 business days after receipt by PTB and Purchaser of notice of such failure to comply.

8.4      TERMINATION BY EITHER PTB OR PTI

         This Agreement may be terminated (upon notice from the terminating party to the other parties) by action of the Board of Directors of either PTB or PTI if (a) the Closing shall not have occurred by April 30, 1996; provided, however, that (i) the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date and (ii) such date shall be extended through the completion of any litigation in which the parties are involved pursuant to Section 4.7(b) in connection with a challenge to the transactions contemplated hereby on antitrust grounds (but such extension shall terminate no later than December 31, 1996); (b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, decree, ruling or other action shall have become final and nonappealable; or (c) PTI shall have entered into a definitive agreement with respect to a Superior Proposal in a manner not in contravention of the procedures set forth in Section 4.12.

8.5      CERTAIN PAYMENTS

         Notwithstanding any provision of this Agreement to the contrary, if (a)
(i) during the term of this Agreement, Seller shall enter into any agreement in respect of an Acquisition Proposal in compliance with the procedures set forth in Section 4.12, and (ii) within one year thereafter Seller shall consummate the Acquisition Proposal contemplated by such agreement or (b) Seller shall breach any of its covenants or agreements contained in Section 4.12, then PTI shall immediately pay to PTB an amount in cash equal to two million dollars ($2,000,000). Nothing contained in this Section 8.5 shall relieve Seller from any liability for any breach of this Agreement.

8.6      EFFECT OF TERMINATION AND ABANDONMENT

         In the event of termination of this Agreement pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as expressly provided in this

Agreement (including pursuant to Section 8.5) and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                             ARTICLE IX. DEFINITIONS

9.1      DEFINED TERMS

         As used in this Agreement, the following terms shall have the following meanings:


         "Acquisition Proposal" means any proposal or transaction pursuant to which a third party would acquire in one transaction or a series of related transactions all or a substantial portion of the Disposable Diaper Business, whether by means of a sale, lease, exchange, mortgage, pledge, transfer or other disposition, merger, consolidation, share exchange, business combination or other similar transaction, including, without limitation, any acquisition of PTI (including the Disposable Diaper Business) by any such means.

         "Actual Stock Consideration" means a number of whole shares of PTB Common Stock, rounded to the nearest whole share, equal to (a) $14,500,000 minus the amount of the Inventory Shortfall divided by (b) the Closing Average.

         "Affiliate" of any person (the "Subject") means any other person which, directly or indirectly, Controls or is Controlled by or is under common Control with the Subject and, without limiting the generality of the foregoing, includes, in any event, (a) any person which beneficially owns or holds 25% or more of any class of voting securities of the Subject or 25% or more of the legal or beneficial interest in the Subject and (b) any person of which the Subject beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest.

         "Allowances" is defined in Section 1.3.

         "Ancillary Documents" means the Stockholder Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Lease Assignment and Assumptions for each Leased Real Property, the Assignment of Patents, the Assignment of Trademarks, the Deeds, the Management Services Agreement and the Shenandoah Sublease.

         "Assets" is defined in Section 1.1.

         "Assignment and Assumption Agreement" is defined in Section 1.7(a).

         "Assignment of Patents" means an Assignment of Patents, in form mutually acceptable to Seller and Purchaser, covering patents and patent applications identified in Schedule 1.1.4 to the Disclosure Memorandum as delivered by Seller to Purchaser on the Closing Date.

         "Assignment of Trademarks" means an Assignment of Trademarks, in form mutually acceptable to Seller and Purchaser, covering trademarks identified in
Schedule 1.1.4 to the Disclosure Memorandum as delivered by Seller to Purchaser on the Closing Date.

         "Assumed Liabilities" is defined in Section 1.3.

         "Balance Sheet Date" means October 31, 1995.

         "Bill of Sale" is defined in Section 1.7(a).

         "Cash Purchase Price" is defined in Section 1.6.1.

         "Closing" means the closing of the purchase and sale of the Assets and the assumption by Purchaser of the Assumed Liabilities on the Closing Date, in accordance with this Agreement.

         "Closing Date" is defined in Section 5.1.

         "Closing Average" is defined in Section 1.6.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Business" is defined in Section 6.1.

         "Confidentiality Agreement" is defined in Section 4.8.

         "Contract" is defined in Section 4.1(b)(ii).

         "Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

         "Deeds" means, collectively, the grant deed relating to the Real Property in Porterville, California, and the bargain and sale deed with covenants against grantor's acts relating to the Real Property in Oneonta, New York, each in form reasonably acceptable to Purchaser.

         "Disclosure Memorandum" means that certain Disclosure Memorandum dated the date hereof and delivered by Seller to Purchaser on the date hereof in connection with this Agreement.

         "Disposable Diaper Business" is defined in Recital A.

         "Disposable Diaper Properties" is defined in Section 2.7(b).

         "Division Balance Sheet" is defined in Section 4.15.

         "Division Financial Statements" is defined in Section 4.15.


         "Employee Benefit Plans" means all employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section (3)(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of the Disposable Diaper Business employees.

         "Encumbrance" means any lien, mortgage, lease, pledge, deed of trust, security interest, conditional sales agreement, charge, encumbrance or other adverse claim or interest of any kind.

         "Environmental Laws" means all federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), permits, orders, decrees, guidelines, standards, policies and other requirements of Governmental Bodies, whether existing as of the Closing Date or any time prior, relating to the protection of human health, safety or the environment.

         "Estimated Stock Consideration" is defined in Section 1.6.1.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Shares" is defined in Section 1.6.2.

         "Excluded Assets" is defined in Section 1.2.

         "Excluded Liabilities" is defined in Section 1.4.

         "Excluded Real Property" is defined in Section 1.2.4.

         "Governmental Body" means any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         "Hazardous Materials" means all chemicals, materials, substances or wastes that are designated, defined or included in any definition under any Environmental Laws as dangerous, hazardous, radioactive or toxic or as a pollutant or contaminant, including, without limitation, asbestos or asbestos-containing materials, petroleum or petroleum products, polychlorinated biphenyls and urea formaldehyde.

         "Indemnifying Party" is defined in Section 7.4.

         "Indemnitee" is defined in Section 7.4.

         "Intellectual Property" is defined in Section 1.1.4.

         "Inventory" is defined in Section 1.1.3.

         "Inventory Shortfall" shall mean the amount, if any, by which the net book value of the Inventory as of the Closing Date is less than $19,000,000.

         "Landlord" is defined in Section 2.6.

         "Lease Assignment and Assumption" is defined in Section 1.7(a).

         "Leased Real Property" is defined in Section 1.1.7.

         "Management Services Agreement" is defined in Section 4.5.

         "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Disposable Diaper Business, any change or effect, respectively, that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), results of operation or prospects of the Disposable Diaper Business taken as a whole; provided, however, that for a period of six months after the date of this Agreement the loss of one or more customers and associated sales volume after the date of this Agreement shall not be deemed to constitute a Material Adverse Change or a Material Adverse Effect; provided further, that after the expiration of such six-month period, any loss of customers or sales volume after the date of this Agreement may be considered in determining whether a Material Adverse Change or Material Adverse Effect has occurred.

         "Material Seller Contracts" is defined in Section 2.8.1.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "Nonassignable Assets" is defined in Section 1.9.

         "Noncompetition Area" means North and South America.

         "Noncompetition Term" means the period commencing on the Closing Date and ending on the earlier of (a) three years thereafter and (b) the closing of any transaction involving a change of control of Seller, meaning that the beneficial owners of the outstanding voting capital stock of Seller immediately prior to such closing cease to own beneficially at least 50% of the voting capital stock or assets of the surviving entity immediately following such closing.

         "Notified Parties" is defined in section 4.4(a).

         "Notifying Party" is defined in Section 4.4(a).

         "October 31 Balance Sheet" means the October 31 Balance Sheet for the Disposable Diaper Business dated October 31, 1995 attached hereto as Exhibit 9.1-1.

         "Permitted Exceptions" means (a) those matters disclosed in Schedule 2.6(b) to the Disclosure Memorandum; (b) easements, servitudes and rights-of-way of record as do not materially reduce the market value of and are not inconsistent with the use of the Real Property; (c) rights of the public in any portion of the premises which may fall within any public street, way or alley;
(d) zoning laws, building lines and building restrictions of record; (e) the lien of real estate ad valorem taxes not yet due and payable; and (f) other matters expressly approved in writing by Purchaser.

         "Person" means any individual, partnership, joint-stock company, firm, corporation, association, unincorporated organization, joint venture, trust or other entity.

         "Personal Property" is defined in Section 2.6(a).

         "PTB Common Stock" is defined in Section 1.6.

         "Purchased Real Property" is defined in Section 1.1.7.

         "Real Property" is defined in Section 2.6(a).

         "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

         "Relevant Employees" means the employees of Seller listed on Schedule
4.9 to the Disclosure Memorandum.

         "Remedy" or "Remediation" means any action to identify, eliminate or minimize any threat or potential threat posed by Hazardous Materials to human health, safety or the environment, including, without limitation, any investigation, cleanup or monitoring activities.

         "Returns" is defined in Section 1.5.

         "SEC" means the United States Securities and Exchange Commission.

         "SEC Documents" means all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by PTB with the SEC since PTB's initial public offering, and other documents filed by PTB under
Section 13(a), 14 or 15(d) of the 1934 Act between the date hereof and the Closing Date.

         "Seller" is defined in the first paragraph of this Agreement, provided that it shall include, for purposes of Section 2.7, Seller's predecessors, subsidiaries and Affiliates.

         "Shenandoah Lease" is defined in Section 2.6(e).

         "Shenandoah Real Property" means Seller's leased Real Property located in Shenandoah, Georgia.

         "Shenandoah Sublease" is defined in Section 4.22.

         "Stockholder Agreement" means the Stockholder Agreement to be entered into between PTB and PTI in substantially the form attached hereto as Exhibit 9.1-2.

         "Superior Proposal" means a bona fide, written and unsolicited proposal (which shall include any bona fide, written proposal received from a person with whom Seller had bona fide discussions concerning a sale of the Disposal Diaper Business prior to

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November 30, 1995) or offer made by any person (other than PTB and Purchaser) to acquire the Disposable Diaper Business pursuant to any Acquisition Proposal on terms that PTI's Board of Directors unanimously determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and outside counsel), to be more favorable to PTI and its stockholders than the transactions contemplated hereby.

         "Surveys" is defined in Section 4.14.

         "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, New York State Real Property Transfer Gains, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.


         "Title Company" is defined in Section 4.13.

         "Title Policies" is defined in Section 5.3.6(h).

         "Trading Day" means any day on which the New York Stock Exchange is open for trading.

         "Transferred Real Property" means the Purchased Real Property and the Leased Real Property.

9.2      OTHER DEFINITIONAL MATTERS

         (a) The words "this Agreement" "hereby," "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article," "Section," "Schedule," "Exhibit" and like references are to this Agreement, unless otherwise specified.

         (b) Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

         (c) Any defined term that relates to a document shall include within its definition any amendments, modifications, renewals, restatements, extensions,

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supplements or substitutions that may heretofore have been or that may hereafter be executed in accordance with the terms thereof and as may be permitted by this Agreement.

                               ARTICLE X. GENERAL

10.1     EXPENSES

         (a) Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Purchaser shall pay its own fees, costs and expenses and Seller shall pay its own fees, costs and expenses incident to the negotiation, preparation and carrying out of this Agreement.

         (b) Any fees payable directly to the United States government under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to a mutually agreed economist (except as set forth in subparagraph (c) below) in connection with information prepared for use with respect to such filing, shall be shared equally by Seller and Purchaser.

         (c) Seller shall reimburse PTB and Purchaser for 50% of any out-of-pocket costs and expenses incurred by them, as incurred, including without limitation fees and expenses of counsel, economists, consultants and expert witnesses, in connection with their performance of their obligations under Section 4.7(b)(ii) of this Agreement.

10.2     AMENDMENT

         PTB and Seller may amend, modify or supplement this Agreement at any time, but only in a written amendment duly executed on behalf of each of the parties.

10.3     BULK SALES

         Purchaser hereby waives compliance with the Bulk Sales Laws of the states of New York, California, Georgia, Oregon and Wisconsin and Seller agrees to indemnify and hold Purchaser harmless from, and reimburse Purchaser for, any and all claims, liabilities or obligations that Purchaser may suffer or incur by virtue of such noncompliance.

10.4     WAIVERS

         Any terms, covenants, representations, warranties or agreements of any party hereto may be waived at any time by an instrument in writing executed by the party for whose benefit such terms exist. A party's failure at any time or times to require

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performance of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

10.5     COUNTERPARTS

         This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6     HEADINGS

         The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed parts thereof.

10.7     APPLICABLE LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Washington, as applied to contracts among Washington residents executed and to be fully performed in such state.

10.8     PARTIES IN INTEREST

         All the terms and provisions of this Agreement shall be binding on and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but this Agreement shall not be assigned by either party hereto in whole or in part without the prior written consent of the other party; provided, however, that Purchaser may at or after the Closing assign all or part of its right, title and interest in, to and under this Agreement and the documents, agreements and supporting papers delivered in connection herewith to any Affiliate of Purchaser which succeeds to the ownership of the Assets or to any lender to Purchaser or such successor Affiliate from time to time, provided that no such assignment shall relieve PTB or Purchaser of their obligations hereunder. This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto.

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10.9     NOTICES

         Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by facsimile or deposited in the mail, postage prepaid, sent certified or registered, and addressed to each party as set forth below, or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery, any notice so sent by facsimile, on the date reception is confirmed and any notice so mailed, three days after the date on which it was mailed.

         Notices to Purchaser, PTB and Seller shall be sent as follows:

         TO PURCHASER OR PTB:

                  (a)      Paragon Trade Brands, Inc.
                           33325 8th Avenue South
                           Federal Way, Washington  98003
                           Attention:  Alan J. Cyron
                           Facsimile:  (206) 815-7451

                  with a copy to:

                           Perkins Coie
                           1201 Third Avenue, 40th Floor
                           Seattle, Washington  98101-3099
                           Attention:  L. Michelle Wilson, Esq.
                           Facsimile:  (206) 583-8500

         TO SELLER:

                  (b)      Pope & Talbot, Inc.
                           1500 S.W. First Avenue
                           Portland, Oregon  97201
                           Attention:  Carlos M. Lamadrid
                           Facsimile:  (503) 220-2722

                  with a copy to:

                           Brobeck, Phleger & Harrison
                           Spear Street Tower
                           One Market

                           San Francisco, CA  94105
                           Attention:  George D. Tuttle, Esq.
                           Facsimile:  (415) 442-1010

10.10    ENTIRE UNDERSTANDING

         The terms set forth in this Agreement are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms.

                     [This space intentionally left blank.]



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         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement this 11th day of December, 1995.

                                                     PARAGON TRADE BRANDS, INC.

                                                     By: /s/ B. V. Abraham
                                                        ------------------------
                                                           Its:
                                                               -----------------

                                                     PTB ACQUISITION SUB, INC.

                                                     By: /s/ B. V. Abraham
                                                        ------------------------
                                                           Its:
                                                               -----------------

                                                     POPE & TALBOT, INC.

                                                     By: /s/ Peter T. Pope
                                                        ------------------------
                                                           Its: Chairman
                                                               -----------------

                                                     POPE & TALBOT, WIS., INC.

                                                     By: /s/ C. Lamadrid
                                                        ------------------------
                                                           Its: Vice President
                                                               -----------------